Exhibit 10.11

MULTI-TENANT

INDUSTRIAL LEASE

5750-5754 Grace Place

Between

WARLAND INVESTMENTS COMPANY

as

Landlord

and

METROPARK USA, INC.

as

Tenant

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TABLE OF CONTENTS

(continued)

EXHIBITS TO LEASE		First Mentioned In Section
“A”	PREMISES PLAN	Basic Lease Terms Paragraph (f)

“B”	PROJECT DEPICTION	1.1

“C”	WORK LETTER AGREEMENT	1.4

“D”	DEPICTION OF PARKING SPACES	Basic Lease Terms Paragraph (p)

“E”	FORM OF TENANT ESTOPPEL CERTIFICATE	30.7

“F”	FORM OF LETTER OF CREDIT	31

“G”	BUILDING RULES AND REGULATIONS	1.1

“H”	FORM OF COMMENCEMENT DATE MEMORANDUM	21(b)

“I-1”	FORM OF NON-DISTURBANCE AGREEMENT	21(b)

“I-2”	FORM OF NON-DISTURBANCE AGREEMENT	21(b)

“J”	TENANT INSURANCE REQUIREMENTS	14

“K”	INDEPENDENT CONTRACTOR INSURANCE REQUIREMENTS	14

“L”	SATELLITE EQUIPMENT RULES AND REQUIREMENTS	36

“M”	PERMITTED TRANSFERS	17.4(d)

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MULTI-TENANT INDUSTRIAL LEASE

BASIC LEASE TERMS

a.	Reference Date:	This Lease (“Lease”) is dated for reference purposes only as of April 9, 2008

b.	Tenant:	METROPARK USA, INC., a Delaware corporation

	Address for Notices (Section 22):	To the Premises (after the Term Commencement Date)

c.	Guarantor :	None

d.	Landlord:	WARLAND INVESTMENTS COMPANY, a California limited partnership

	Address for Notices (Section 22):	1299 Ocean Avenue, Suite 300 Santa Monica, California 90401

e.	Tenant’s Use of Premises (Section 6):	Warehousing, packaging, distribution and ancillary office use for retail apparel and related legally permitted uses (without procurement of any change in zoning, variance or conditional use permit)

f.	Leased Premises (Section 1.1):	Approximately 52,755 square feet within 5750-5754 Grace Place, Commerce, California as depicted on attached Exhibit “A”

g.	Total Building Area (Section 3.3):	102,067 square feet

h.	Tenant’s Pro Rata Share (Section 3.3):	51.69%

i.	Term of Lease (Section 2):	The term of this Lease shall be sixty-two (62) months (plus any partial month for any period between the Term Commencement Date and the first day of the next month if the Term Commencement Date is not the first day of a calendar month) (the “Original Term”). Tenant shall have one (1) five (5)-year option to extend the Original Term pursuant to Section 32, below. “Term” shall mean the Original Term and any Extension if duly exercised pursuant to Section 32, below.

	Term Commencement Date (Section 2):	The earlier of: (i) the date Landlord tenders possession of the Premises to Tenant with the HVAC Installation (as defined in Section 35, below) having been completed, or (ii) if Tenant elects to commence its tenant improvements within the Premises (pursuant to the Work Letter Agreement attached hereto as Exhibit “C”) before Landlord has completed the HVAC Installation, the date Landlord tenders possession of the Premises to Tenant; provided, however, Landlord shall not be required to give Tenant the keys or access to the Premises until Tenant has given Landlord written proof of insurance that meets the requirements of the Lease. Landlord shall be deemed to have tendered possession upon Landlord’s notification that the keys for the Premises are available for pick-up at Landlord’s leasing office. Unless Tenant elects to commence its tenant improvements within the Premises as set forth in subsection (ii) above, in no event shall the Term Commencement Date occur earlier than April 14, 2008.

	Target Term Commencement Date:	Six (6) weeks from the Reference Date

j.	Base Rent Commencement Date (Section 3.1):	Term Commencement Date

k.	Base Monthly Rent (Section 3.1):	Twenty Seven Thousand Nine Hundred Sixty and 15/100 Dollars ($27,960.15) per month; provided, however, Base Monthly Rent shall be abated by fifty percent (50%) for the second (2nd) through fifth (5th) full calendar months of the Original Term (the “Abated Rent Period”). However, during the Abated Rent Period, Tenant shall continue to be responsible for all Tenant’s obligations under the Lease, including payment of Common Area Operating Expenses.

l.	Rent Adjustments (Section 3.2):	Base Monthly Rent shall be adjusted as follows: On every annual anniversary of the Term Commencement Date, the Base Monthly rent shall be increased by 3%, calculated by multiplying the then-effective Base Monthly Rent by 1.03.

m.	Initial Estimate of Additional Rent for Common Area Operating Expenses (Section 3.3):	Nine Thousand Forty-Five Dollars ($9,045.00) per month, subject to annual reconciliation (see Section 3.3)

n.	Prepaid Rent (Section 4): (payable upon Lease execution, which shall include Base Monthly Rent and Additional Rent for Common Area Operating Expenses)	Thirty-Seven Thousand Five Dollars and 15/100 ($37,005.15)

o.	Letter of Credit (Section 5): (delivered upon Lease execution)	Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord a Letter of Credit pursuant to the terms and condition of Paragraph 31, below.

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p.	Parking (Section 9):	One hundred twelve (112) in-common, unreserved passenger automobile parking spaces as depicted on Exhibit “D”

q.	Exhibits:	Exhibits lettered “A” through “M” are attached hereto and made a part hereof

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MULTI-TENANT INDUSTRIAL LEASE

1. PREMISES.

1.1 Landlord leases to Tenant the premises described in Paragraph (f) of the Basic Lease Terms and in Exhibit “A” (the “Premises”) within the building known as 5750-5754 Grace Place, Commerce, California (the “Building”) which is a part of a project depicted on Exhibit “B” (the “Project”). By entry on the Premises and subject only to Sections 34 and 35 below, Tenant acknowledges that it has examined the Premises and accepts the Premises in their “as is” present condition.

1.2 Tenant and Tenant’s employees, suppliers, shippers, customers and invitees, during the Term of this Lease shall have the nonexclusive right to use the Common Areas with other present and future tenants in the Building, and subject to the Rules and Regulations referred to below (attached as Exhibit “G” hereto) and to other reasonable rules and regulations which Landlord may deem advisable for the Common Areas. However, subject to the terms and conditions of this Lease, Tenant shall have access to the Premises and the Common Areas seven (7) days per week, twenty-four (24) hours per day. The term “Common Areas” means all areas and facilities outside the Premises and within the exterior boundaries of the Project that are provided and designated by Landlord from time to time for the general use and convenience of Tenant and other tenants of the Building and their respective employees, agents, representatives, invitees and licensees. The Common Areas shall include, without limitation, the following:

1.2.1 The Building’s common entrances, lobbies, restrooms, stairways and accessways, loading docks, ramps, drives and platforms and any passageways and serviceways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises;

1.2.2 Common loading and unloading areas, trash areas, parking areas, and similar areas and facilities on the Project; and

1.2.3 The common roadways, sidewalks, walkways, parkways, driveways and landscaped areas and similar areas and facilities in the Project which are made available for the use or benefit of all Building tenants and their invitees and other visitors.

1.3 Landlord reserves the right from time to time without unreasonable interference with Tenant’s use or enjoyment of the Premises pursuant to this Lease:

1.3.1 To install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and any central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises;

1.3.2 To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways;

1.3.3 To temporarily close or designate for other uses any of the Common Areas for purposes of improvement, maintenance or repair, so long as reasonable access to the Premises remains available;

1.3.4 To designate other land outside the boundaries of the Project and other buildings within the Building to be a part of the Common Areas;

1.3.5 To add additional improvements to the Common Areas or the Project;

1.3.6 To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building or the Project, or any portion thereof; and

1.3.7 To do and perform such other acts and make such other changes in, to or with respect to the Common Areas, the Building or the Project as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

1.4 Provided Tenant does not interfere with the HVAC Installation (as defined in Section 35, below), Tenant shall have the right, at Tenant’s sole cost, expense and liability, to install tenant improvements within the Premises pursuant to the Work Letter Agreement attached hereto as Exhibit “C”.

2. TERM. The Original Term of this Lease is for the period set forth in Paragraph (i) of the Basic Lease Terms, beginning on the Term Commencement Date. If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on the Target Term Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss, damage or liability resulting from such delay. However, provided such delay is not caused by or through Tenant, Tenant shall not be responsible for payment of Rent until the Term Commencement Date. Upon determination of the Term Commencement Date, Landlord shall deliver a Commencement Date Memorandum in substantially the form of attached hereto as Exhibit “H” which Tenant shall promptly countersign and return to Landlord. If, however, Landlord does not tender possession to Tenant (with the HVAC Installation having been completed) within ninety (90) days following the Target Completion Date plus any Force Majeure Delays and/or any Tenant Delays (as defined in Section 15, below), then Tenant as Tenant’s sole and exclusive remedy for such delay, shall have the right to terminate this Lease, at any time after expiration of such period, by delivering to Landlord written notice that Tenant intends to terminate this Lease if the Premises are not so tendered within thirty (30) days after written notice thereof to Landlord. If the Premises are not so tendered within such additional 30-day period (which additional period shall be extended by one (1) business day for each business day of delay in the substantial completion of the restoration that is caused by any Force Majeure Delay or Tenant Delay), this Lease shall terminate, and neither party shall thereafter have any rights or liabilities hereunder. For purposes of this Lease, a “Lease Year” shall consist of twelve (12) consecutive calendar months. The first Lease Year shall begin on the Term Commencement Date or, if the Term Commencement Date does not occur on the first day of a calendar month, on the first day of the calendar month next following the Term Commencement Date. Each succeeding Lease Year shall commence on the annual anniversary of the first Lease Year.

3. RENT. Base Monthly Rent and the Additional Rent for Common Area Operating Expenses are sometimes collectively referred to in this Lease as “Rent”.

3.1 Base Rent. Beginning on the Base Rent Commencement Date, Tenant shall pay Landlord monthly base rent in the initial amount in Paragraph (k) of the Basic Lease Terms which shall be payable monthly in advance on the first day of each and every calendar month (“Base Monthly Rent”); provided, however, the first month’s Rent is due and payable upon execution of this Lease. If this Lease provides for postponement or suspension of monthly rental payments or for one or more periods of “free” rent or other rent concessions (collectively, “Abated Rent”), Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Term only if Tenant has (i) occupied all or substantially all of the Premises for the entire Term, and (ii) fully, faithfully and punctually performed all of Tenant’s obligations, including, without limitation, the payment of all Rent (other than the Abated Rent) and all other monetary obligations, and has surrendered the Premises in the condition required by this Lease. Upon the occurrence of a Tenant Default (as defined in Section 18, below), the Abated Rent shall immediately become due and payable in full, and the Lease shall be enforced as if there were no Abated Rent or other Rent concession. In such case, Abated Rent shall be calculated based on the full initial Rent payable under the Lease.

3.2 Rental Adjustments. The Base Monthly Rent shall be adjusted on the basis set forth in Paragraph (l) of the Basic Lease Terms.

3.3 Additional Rent for Common Area Expenses. The purpose of this Section 3.3 is to ensure that Tenant bears a share of all expenses related to the use, maintenance, ownership, repair or replacement, taxes, assessments, and insurance of the Building. Accordingly, Tenant shall pay to Landlord, in accordance with the provisions of this Section 3.3, Tenant’s Pro Rata Share (as set forth in Paragraph (h) of the Basic Lease Terms and defined in Section 3.3.1(e)) of Real Estate Taxes (defined in Section 3.3.1(a), below), Common Insurance Charges (defined in Section 3.3.1(b), below), and Common Area Maintenance Charges (defined in Section 3.3.1(d), below) (collectively, “Common Area Operating Expenses”).

3.3.1 Definitions.

(a) Real Estate Taxes Defined. “Real Property Taxes” means (i) any and all forms of tax, assessment, license fee, excise, bond, levy, charge or imposition (collectively referred to herein as “Taxes”, general, special, ordinary or extraordinary, imposed, levied or assessed against the Building or any interest of Landlord or any mortgagee thereof in the same, by any authority or entity having the direct or indirect power to tax, including without limitation, any city, county, state or federal government, or any fire, school, redevelopment, agricultural, sanitary, street, lighting, security, drainage or other authority, political subdivision or improvement district thereof, (ii) any Tax in substitution, partially or totally, of any Taxes now or previously included within the definition of Real Property Taxes, including without limitation, those imposed, levied or assessed to increase tax increments to governmental agencies, or for services such as (but not limited to) fire protection, police protection, street, sidewalk and road maintenance, refuse removal or other governmental services previously provided without charge (or for a lesser charge) to property owners and/or occupants, (iii) any Taxes allocable to or measured by the area of the Building, the Premises or the Project or any Rent payable hereunder, including without limitation, any gross receipts tax or excise tax on the receipt of such Rent or upon the possession, leasing, operation, maintenance, repair, use or occupancy by Tenant or Landlord of the Premises, and (iv) any Taxes on the transfer or transaction directly or indirectly represented by this Lease, by any subleases or assignments hereunder, by any document to which Tenant is a party, creating or transferring (or reflecting the creation or transfer) of an interest or estate in the Building or in Landlord. Real Property Taxes shall not include any general franchise, income, estate or inheritance tax imposed on Landlord.

(b) Common Insurance Charges. “Common Insurance Charges” means the cost of the following insurance:

(i) All Risk Insurance. All Risk insurance (Landlord’s “All Risk Insurance”) insuring the Building (other than the Tenant’s inventory, trade fixtures, Alterations (defined below)) against loss or damage by (a) fire, sprinkler damage, vandalism and all other perils customarily covered under an All Risk policy, (b) at the election of Landlord in its discretion, earthquake and/or flood, and (c) such other perils or risks, insurance against which is required by a lender providing financing for the Building from time to time, or which Landlord determines is customarily carried in comparable projects, in each case in an amount equal to their full replacement cost, less such deductibles as Landlord shall determine;

(i) Public Liability Insurance. Public liability and property damage insurance with respect to the Building, including, without limitation, the Common Areas and other buildings on the Property and all individual premises, with limits in such amounts as Landlord shall determine;

(ii) Other. Such other insurance coverage with respect to the Building or Property as shall be required from time to time by any lender providing financing for the Property or as shall be determined by Landlord to be customarily carried with respect to comparable projects.

(d) Common Area Maintenance Charges.

(i) “Common Area Maintenance Charges” shall collectively mean all amounts expended in connection with the operation, repair, replacement and maintenance of the Common Areas, whether capital or non-capital in nature, and whether paid to Landlord or to a third party in connection with the same, including, without limitation, all amounts expended for all of the following:

(1) General maintenance and repairs, replacements, resurfacing, repaving, painting, restriping, cleaning, and sweeping;

(2) Refuse collection/removal and maintenance of refuse receptacles;

(3) Maintenance, repair and replacement of the non-structural roof (roof membrane) of the Building (including the cost of any service contract therefor);

(4) Maintenance, repair and replacement of exterior glass (window cleaning), sidewalks, curbs, irrigation systems, directional signs and other markers and bumpers;

(5) Gardening, including planting, replanting and pruning of landscaping;

(6) Pest control;

(7) Maintenance and repair of any fire protection systems, fire protection monitoring systems, Common Area lighting systems, Common Area storm drainage systems and any other common use utility systems;

(8) Fire Department or Fire District mitigation costs;

(9) Policing, including the cost of personnel employed to implement such services including, if Landlord deems necessary, the cost of security guards;

(10) Personal property taxes, assessments and possessory interest taxes, or amounts equivalent thereto if no possessory interest tax is assessed, on personal property located on, comprising or used in connection with the operation, repair or maintenance of the Common Areas;

(11) Any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from, statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the use or occupancy of the Building, the parking facilities serving the Building or any other portion of the Common Areas;

(12) Costs and expenses pertaining to a security system located in the Common Area for the tenants of the Building, if Landlord deems necessary;

(13) Costs and expenses for maintaining any access roads, if any;

(14) Depreciation and maintenance of operating machinery and equipment (if owned) and rental paid for such machinery and equipment (if rented);

(15) A reserve established to provide for the full replacement of all asphalt and pavement contained in the Common Areas at the end of the presently estimated useful life of such material;

(16) A reserve established to provide for the full repainting of the exterior of the Buildings on the Project at the end of the presently estimated useful life of existing exterior paint; and

(17) All costs of Landlord to supervise and administer the Common Areas, which shall include such fees as may be paid to a third party in connection with the same and shall in any event include a fee paid to Landlord to supervise and administer the Building in an amount equal to ten percent (10%) of all Common Area Operating Expenses for each calendar year.

(ii) Capital Expenditures. To the extent any Common Area Charges are considered capital expenditures, such capital expenditures shall be amortized over their useful life (as reasonably determined by Landlord) but in any event not to exceed ten (10) years using the higher of Landlord’s actual cost of funds if any or the maximum legal interest rate per annum.

(e) Tenant’s Pro Rata Share. “Tenant’s Pro Rata Share” is the percentage number representing from time to time a fraction, the numerator of which is the number of rentable square feet contained in the Premises, and the denominator of which is the number of rentable square feet then contained in all the Buildings. Tenant’s Pro Rata Share as of the Reference Date is specified in Paragraph (h) of the Basic Lease Terms. Based thereon, the initial estimate of Additional Rent for Common Area Expenses is set forth in Paragraph (m) of the Basic Lease Terms.

(i) Exceptions. From time to time Landlord may make arrangements with one or more tenants to handle separately all or a portion of some element or elements of Common Area Operating Expenses. In such case, costs incurred with respect to such element or elements as to such tenants shall not be included in Common Area Operating Expenses, and Tenant’s Pro Rata Share of each such element (to the extent the costs of which is not entirely borne by the other tenants with whom the arrangement is made) shall be calculated as the percentage number representing a fraction, the numerator of which is the number of rentable square feet of space contained in the Premises and the denominator of which is the number of rentable square feet of space contained in the buildings located on the Property which are not subject to any such separate arrangement.

(ii) Structural Components Excluded. Except to the extent caused by the acts or omissions (whether intentional or negligent) of Tenant or its employees, agents, contractors, suppliers, licensees or invitees and subject to Section 14.5, below, any repair or replacement of the Structural Components (as defined in Section 11, below) shall not be included in Common Area Operating Expenses.

(iii) Common Area ADA Work Excluded. Any costs incurred by Landlord for ADA compliance with respect to the Common Area shall be included in Common Area Operating Expenses, other than those costs that are (a) Tenant’s responsibility pursuant to Section 6, below (in which case all such costs shall be borne exclusively by Tenant, or (b) triggered by another tenant of the Building.

3.3.2 Procedures.

(a) Estimated Monthly Installments. On or before May 1 of each calendar year, Landlord shall endeavor to deliver to Tenant a written estimate of Tenant’s Pro Rata Share of the projected Common Area Operating Expenses for any twelve (12)-month period (“Estimated Statement”). Tenant shall pay to Landlord such estimated Tenant’s Pro Rata Share in equal monthly installments, in advance on the first day of each month, and Landlord shall endeavor to submit to Tenant by April 1 following the end of each such calendar year, a statement showing in reasonable detail the actual Common Area Operating Expenses during such period (“Actual Statement”), and the parties shall make any payment or allowance necessary to adjust Tenant’s estimated payments to the actual Tenant’s Pro Rata Share of Common Area Operating Expenses for such period as indicated by the Actual Statement. Any payment due Landlord shall be payable by Tenant within thirty (30) days following demand from Landlord. Any amount due Tenant shall be credited against installments of Rent next becoming due from Tenant to Landlord under this Lease or within thirty (30) days following the expiration of this Lease. Despite the expiration or early termination of this Lease, when the final determination is made of Tenant’s Pro Rata Share of Common Area Operating Expenses for the year in which the expiration or early termination occurs, Tenant shall pay within thirty (30) days following demand any adjustment due to Landlord and any amount due to Tenant shall be promptly paid by Landlord.

(b) Tenant Specific Charges. Notwithstanding the provisions of Section 3.3.1(d), Additional Rent for Common Area Maintenance Charges shall not include the following (collectively, “Tenant Specific Charges”): (i) any repairs to or replacements of any portion of the heating and air-conditioning unit and lines exclusively servicing the Premises (including, without limitation, the replacement of condensers and compressors) where such repair and maintenance is beyond the maintenance generally set forth in industry-standard HVAC maintenance service contracts, and (ii) the cost for Tenant requested service calls for HVAC repair, electrical, lighting and plumbing repairs, key duplication, and similar services. Tenant Specific Charges shall be separately invoiced to Tenant and shall be paid as additional rental hereunder with the next installment of Rent.

(c) Rent Without Offset and Late Charge. All Rent shall be paid by Tenant to Landlord monthly in advance on the first day of every calendar month, at the address shown in Paragraph (d) of the Basic Lease Terms, or such other places as Landlord may designate in writing from time to time. All Rent shall be paid without prior demand or notice and without any deduction or offset whatsoever. All Rent shall be paid in lawful currency of the United States of America. All Rent due for any partial month shall be pro rated at the rate of 1/30th of the total monthly Rent per day. Tenant acknowledges that late payment by Tenant to Landlord of Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises. Therefore, if Rent or other sum due from Tenant is not received on the due date, Tenant shall pay to Landlord an additional sum equal to ten percent (10%) of such overdue payment. However, notwithstanding the immediately preceding sentence, for the first such late payment occurring in any Lease Year, Tenant shall not be charged a late fee until Landlord has provided Tenant with written notice of the non-payment of Rent and five (5) business days following the date of such notice has elapsed without Landlord receiving the delinquent Rent. Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment. Additionally, all such delinquent rent or other sums, plus this late charge, shall bear interest at the then maximum lawful rate permitted to be charged by Landlord. Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of Fifty Dollars ($50.00).

4. PREPAID RENT. Upon the execution of this Lease and as a condition for Landlord’s benefit to the effectiveness of this Lease, Tenant shall pay to Landlord the prepaid rent set forth in Paragraph (n) of the Basic Lease Terms. Such prepaid rent shall be applied toward the rent due for the first month of the Original Term. Landlord’s obligations with respect to the prepaid rent are those of a debtor and not of a trustee, and Landlord can commingle the prepaid rent with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the prepaid rent. Landlord shall be entitled to immediately endorse and cash Tenant’s prepaid rent; however, such endorsement and cashing shall not constitute Landlord’s acceptance of this Lease. In the event Landlord does not accept this Lease, Landlord shall return said prepaid rent, without interest thereon.

5. DEPOSIT. In the event Landlord either requires or receives a security deposit under this Lease (including, without limitation, pursuant to the provisions of Section 31 below), the provisions of this Section 5 shall apply. Upon a Tenant Default (as defined in Section 18, below), Landlord shall be able to use any security deposit or any portion of it to cure the default or to compensate Landlord for any damages sustained by Landlord resulting from Tenant’s default. Upon demand, Tenant shall immediately pay to Landlord a sum equal to the portion of any security deposit expended or applied by Landlord to maintain any security deposit in the amount initially deposited with Landlord. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return any security deposit to Tenant, less any accrued Rent, costs incurred to repair any damages and cleaning fee. Landlord’s obligations with respect to any security deposit are those of a debtor and not of a trustee, and Landlord can commingle any security deposit with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on any security deposit. In no event shall Tenant be entitled to apply any security deposit to the last month’s rental installment due and payable under the Lease. Tenant acknowledges and agrees that any security deposit may be applied towards any rent or other sum in default or otherwise owing to Landlord by Tenant following the expiration or earlier termination of this Lease as allowed under Section 1951.2 of the California Civil Code. In connection therewith, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code.

6. USE OF THE PREMISES AND BUILDING FACILITIES. Tenant shall use the Premises solely for the purposes set forth in Paragraph (e) of the Basic Lease Terms and for no other purpose without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or with respect to the suitability of the Premises or the Building for the conduct of Tenant’s business, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises or the Building, except as provided in writing in this Lease. Tenant acknowledges that Landlord may from time to time, at its sole discretion, make such modifications, alterations, deletions or improvements to the Building as Landlord may deem necessary or desirable, without compensation or notice to Tenant; provided, however, such actions shall not unreasonably interfere with Tenant’s use or enjoyment of the Premises. Tenant shall promptly comply with all laws, statutes, ordinances, orders and regulations, now or hereinafter enacted, affecting the Premises, the Building and the Project, including, without limitation, The Americans with Disabilities Act of 1990 (42 U.S.C. Section 1211 et seq.) and regulations and guidelines promulgated thereunder as all of the same may be amended and supplemented from time to time (collectively, the “ADA”), Title 24 of the California Code of Regulations, and any amendments thereto (collectively, “Laws”), and the rules and regulations attached to this Lease as Exhibit “G” and to any reasonable modifications to these rules and regulations as Landlord may adopt from time to time. To the extent of any inconsistency between the terms and conditions of this Lease and the terms and conditions of such rules and regulations, the terms and conditions of this Lease shall control. Notwithstanding any factors developed by the courts as a means of allocating the obligation to make alterations to the Premises and the Building in order to comply with present or future applicable laws, ordinances or regulations, it is the intention of the parties that such obligations are those of the Tenant. Except to the extent compliance is required by Tenant in connection with Tenant’s use of the Common Areas or otherwise pursuant to this Lease (including, without limitation, in connection with any approved alterations to the Premises that impact the Common Areas), Landlord shall comply with all Laws on Landlord’s part to be observed in connection with the maintenance and repair of the Common Areas. Landlord makes no representation or warranty as to the compliance of the Premises and the Building with the ADA. The parties hereby agree that: (a) Tenant shall be responsible for ADA Title III compliance in the Premises, including any tenant improvements or other work to be performed in the Premises under or in connection with this Lease, and (b) Landlord may perform or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by any tenant improvements or alterations to the Premises, or as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything in the Premises that will in any way increase the premiums for fire or casualty insurance carried by other tenants in the Building, or subject Landlord to a claim of damages or liability arising from hazardous or toxic waste or by-products associated with or arising from Tenant’s use of the Premises or Building. Tenant shall promptly, upon demand, reimburse Landlord for any additional insurance premium charged by reason of Tenant’s failure to comply with the provisions of this Section 6. Tenant will not perform any act or carry on any practice that may injure the Premises, the Building or the Project that may be a nuisance or menace to other tenants in the Building; or that shall in any way interfere with the quiet enjoyment of such other tenants. If sound or vibration insulation is required to muffle noise produced by Tenant on the Premises, or ventilation and/or insulation is required to remove fumes generated by Tenant, Tenant at its own cost shall provide all necessary insulation and/or ventilation. Tenant shall not do anything on the Premises which will overload any existing parking or service to the Premises. Pets and/or animals of any type shall not be kept on the Premises.

7. SIGNAGE. All signage shall be subject to Landlord’s prior written approval and comply with rules and regulations set forth by Landlord as may be modified from time to time. All signage shall be at Tenant’s sole cost and expense, and shall be manufactured, installed and maintained in strict conformance with Landlord’s requirements. No exterior signage shall be erected by Tenant without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute but good faith discretion. Tenant shall place no window covering (e.g., shades, blinds, curtains, drapes, screens, tinting material or security bars), stickers, signs, lettering, banners or advertising or display material on or near exterior windows or doors if such materials are visible from the exterior of the Premises, without Landlord’s prior written consent; provided, however, interior white vertical blinds shall be permitted. Similarly, Tenant may not install any alarm boxes, foil protection tape or other security equipment on the Premises without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute but good faith discretion. Any material violating this provision may be destroyed by Landlord without compensation to Tenant. Additionally, upon the expiration or earlier termination of this Lease, Tenant shall pay Landlord for the costs incurred by Landlord to remove any of Tenant’s signage.

8. PERSONAL PROPERTY TAXES. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations as well as upon other personal property in or about the Premises.

9. PARKING.

9.1 During the Term of this Lease, Tenant shall have the non-exclusive right (in common with other tenants of the Building and any others to whom Landlord has or may grant such rights) to use the number of unreserved, in-common passenger automobile spaces set forth in Paragraph (p) of the Basic Lease Terms within the Project designated on attached Exhibit “D”, all for use only by Tenant, Tenant’s customers, suppliers, employees, licensees and business invitees. Tenant’s parking shall be limited to passenger cars and/or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked within such parking area. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Overnight parking and storage outside the Premises are prohibited. Landlord reserves the right at any time to grant similar non-exclusive use to other tenants, to promulgate non-discriminatory rules and regulations relating to the use of such parking areas, including reasonable restrictions on parking by tenants and employees, to designate specific spaces for the use of any tenant, to make changes in the parking layout from time to time, and to establish reasonable time limits on parking.

9.2 Any vehicle violating the vehicle regulations herein or other vehicle regulations promulgated by Landlord shall be subject to removal at the owner’s expense. If Tenant parks more vehicles in the parking area than the number set forth in Paragraph (p) of the Basic Lease Terms, such conduct shall be deemed a breach of this Lease. Any costs (including, without limitation, attorneys’ fees) incurred by Landlord in connection with the enforcement of the provisions of this Section 9 against Tenant or against any employee, contractor, agent, customer, supplier or business invitee or licensee of Tenant shall be reimbursed to Landlord by Tenant as additional Rent.

9.3 Notwithstanding the provisions of Section 9.1, above, Tenant shall have the right, as needed for Tenant’s employees who are traveling on company business, to utilize up to five (5) parking spaces to park overnight for maximum of five (5) consecutive days at a time. Landlord shall not be responsible for any damage, destruction or theft of or from such vehicles, and Tenant hereby releases Landlord from any and all Claims (as defined in Section 13, below) arising therefrom, including without limitation, any Claims arising from or in connection with any third party criminal conduct (including, theft and vandalism) and any Claims arising from or in connection with Landlord’s active or passive negligence, and any Claims arising from such overnight parking shall be covered by and included in (i) the insurance Tenant is required to procure and maintain pursuant to this Lease, (ii) Tenant’s indemnification and hold harmless provisions of Section 13, below, and (iii) the release and limitation of liability provisions of Section 13, below. Further, the overnight parking spaces shall be included as part of Tenant’s allocated common area parking spaces, not in addition thereto.

10. UTILITIES. Tenant shall pay for all water, gas, heat, light, power, sewer, electricity, telephone or other service metered, chargeable or provided to the Premises. Landlord reserves the right to install separate meters for any such utility and to charge Tenant for the cost of such installation. Tenant shall contract directly with the utility companies to provide such utilities, and for the maintenance of any utility lines, including, without limitation telephone equipment, cabling and/or wiring.

11. MAINTENANCE. Landlord shall maintain Building foundation (excluding the slab, which shall be the Tenant’s sole obligation except in the event of a casualty pursuant to Section 15, below) exterior and interior bearing walls, structural roof consisting of the steel roof trusses and roof decking (collectively, the “Structural Components”), the roof membrane, the skylights, and the Common Areas in good condition, which obligation shall include the maintenance, replacement and repair of the electrical, plumbing, sprinkler, and sewage systems to the extent serving the entire Building, including those located under the floor slab of the Premises, including those portions of the systems lying outside the Premises, electrical room doors, window frames, exterior glass cleaning, gutters and downspouts on the Building; provided, however, the cost of all such maintenance shall be considered “Additional Rent for Common Area Expenses” for purposes of Section 3.3. Except as provided above, Tenant shall maintain and repair the Premises in good condition, including, without limitation, maintaining and repairing all Building Cable (as hereinafter defined) located in and exclusively serving the Premises, interior plumbing (including any hot water heaters and adjoining pipes), electrical exclusively servicing the Premises, all non-bearing walls, floors, ceilings, insulation, the floor slab, exterior doors servicing the Premises (including the truck doors for the Premises), plate glass, exterior and interior windows and fixtures as well as damage caused by Tenant, its agents, employees or invitees (subject to Section 14.5, below). Further, Tenant shall, at Tenant’s sole cost and expense, procure and maintain a quarterly service contract with the contractor who performed the HVAC Installation (the “HVAC Service Contract”). Tenant shall deliver a copy of the most recent HVAC Service Contract to Landlord. Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in accordance with Sections 12 and 24 of this Lease, except for damage caused by fire or other casualty. The term “Building Cable” is used in this Lease to refer to all Building telephone cable, fiber optic wiring and other communications cabling and wiring within the Building.

12. ALTERATIONS. Tenant shall not make any alterations to or that could affect the Structural Components, the Building roof membrane, the Building systems (including the HVAC units and systems), the exterior of the Building (including any changes to the existing landscaping), without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole, subjective and absolute discretion. Tenant shall, however, have the right to make interior, non-structural alterations that do not affect the Building systems with the Landlord’s prior written consent, which consent shall not be unreasonably withheld. Landlord’s consent shall be deemed to have been given if not withheld by the tenth (10th) day following Landlord’s receipt of all plans, specifications and working drawings determined by Landlord’s architect to be sufficient to permit an informed decision with respect to the proposed interior non-structural alteration. If Landlord gives its consent to such alterations, Landlord may post notices of nonresponsibility and require Tenant to comply with other rules and regulations as Landlord may establish from time to time, including submission of plans and specifications for Landlord’s approval, the posting of performance and payment bonds for any alterations the estimated cost of which is in excess of $100,000.00, and reimbursement to Landlord for the cost of any engineering or consulting firms required by Landlord to review Tenant’s proposed plans and for an independent roofing consultant and any roofing contractor required by Landlord if said alterations involve roof penetrations or other work on the roof. In consideration for Landlord’s review of Tenant’s proposed plans and alterations, upon completion of construction, Landlord shall receive, as additional Rent, an amount equal to four percent (4%) of the total construction cost but in no event less than $300.00 per alteration occurrence. Any alterations made shall remain on and be surrendered with the Premises upon expiration or termination of this Lease, except that Landlord, in its sole, subjective and absolute discretion, may elect to require Tenant to remove any alterations (including the initial tenant improvements constructed pursuant to the Work Letter Agreement to the extent Landlord requires removal) which Tenant may have made to the Premises. However, after completion of the initial tenant improvements, Tenant shall have the right upon submitting to Landlord a request for consent to any subsequent alterations to concurrently request Landlord’s determination whether Landlord will require that such proposed alterations be removed upon expiration or earlier termination of the Lease. If such a request is made, Landlord shall notify Tenant, concurrently with Landlord’s response to the request for approval, whether Landlord will require the removal of such alterations. Landlord’s failure to notify Tenant within ten (10) business days following receipt of the request shall be deemed to be Landlord’s determination to require that such alterations be removed upon expiration or earlier termination of the Term. If Landlord elects or is deemed to have elected to require removal of such alterations, then Tenant, at Tenant’s cost, shall restore the Premises to the condition designated by Landlord in its election, before the last day of the Term or within thirty (30) days after notice of its election is given, whichever is later. Notwithstanding the foregoing, Tenant shall have the right to make non-structural, interior alterations to the Premises that do not affect Building systems costing no more than Fifty Thousand Dollars ($50,000.00) in any one Lease Year (the “Cost Threshold”) without obtaining Landlord’s prior consent (“Pre-Permitted Alterations”); provided, however, for any proposed Pre-Permitted Alterations, Tenant shall deliver to Landlord at least fifteen (15) days prior written notice together with reasonably sufficient supporting documentation that the proposed alterations are non-structural, affect only the interior of the Premises, do not affect the Building systems, and are within the Cost Threshold for that Lease Year. Tenant shall, at Landlord’s election, remove all such Pre-Permitted Alterations upon expiration or earlier termination of the Lease.

For all alterations approved by Landlord (including all Pre-Permitted Alterations), Tenant shall contract with a licensed California contractor approved by Landlord, for the construction of such alterations, shall secure all appropriate governmental approvals and permits, and shall complete such alterations with due diligence in compliance with plans and specifications approved by Landlord. All permitted alterations performed by or through Tenant under this Section 12 shall comply with all applicable Laws. Any valuations or cost analyses of any alterations which are to be submitted to any governmental authority or with the County must be approved by Landlord in its sole and absolute but good faith discretion. All such construction shall be performed in a manner which will not interfere with the quiet enjoyment of other tenants of the Building. Tenant shall pay all costs for such construction and shall keep the Premises and the Building free and clear of all mechanics’, materialmen’s, design professionals’, and other liens which may result from construction by or through Tenant. In the event any such lien is filed as a result of any work undertaken by or through Tenant and such lien is not removed within five (5) days after written demand by Landlord, Landlord shall have the right (but not the obligation) to satisfy the claim or post a release bond in the statutory amount, in which case any and all costs incurred by Landlord (including any attorneys’ fees) shall be reimbursed by Tenant to Landlord as additional Rent with the next ensuing payment of Base Monthly Rent.

13. RELEASE AND INDEMNITY.

13.1 Subject to Section 14.5, below, Tenant shall indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and its Lenders, Landlord’s successors and assigns, constituent partners, members, trustees, beneficiaries, co-managing directors, and employees (collectively, the “Indemnified Parties”) harmless against and from any and all claims, demands, actions, causes of actions, judgments, damages, liabilities, obligations, costs and expenses, including, without limitation, attorneys’ and consultants’ fees (individually, a “Claim” and collectively, “Claims”) arising from or in connection with (i) the construction, repair, alteration, improvement, use, occupancy or enjoyment of the Premises by Tenant, by any Tenant’s Parties (as defined in Section 13.2, below), by any other person permitted thereon, including, without limitation, any labor dispute involving Tenant and/or any failure by Tenant to comply with any Laws as set forth in Section 6, above, (ii) any activity, work or thing done, permitted or suffered by Tenant or any Tenant Party in or about the Premises, the Building, the Common Areas or the Project, (iii) any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, (iv) any injuries suffered by Tenant’s employees, or (v) any negligent (whether active or passive) or wrongful act or omission of Tenant, of any Tenant Parties, or of any other guest or invitee of Tenant in or about the Project. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not (in the case of claims made against Landlord) litigated and/or reduced to judgment. In case any action or proceeding is brought against the Indemnified Parties or any of them by reason of any such Claim, Tenant upon notice from Landlord, shall defend the same at Tenant’s expense by competent counsel approved in writing by Landlord. Landlord need not have first paid any such claim in order to be so indemnified. However, Tenant’s indemnification and hold harmless obligations shall not include any Claims that result from (i) the negligence or willful misconduct of the Indemnified Parties or any of their employees, agents or contractors, or (ii) Landlord’s breach of any obligation on Landlord’s part to be performed under this Lease (collectively, “Landlord Retained Risks”). However, notwithstanding the immediately preceding sentence, but subject to Section 14.5, below, Landlord Retained Risks shall not include, and Tenant shall retain all indemnification and hold harmless responsibility and liability for, any Claims based in whole or part on any Claims resulting from the acts, omissions, negligence (whether active or passive) or willful misconduct of the Indemnified Parties that arise from a risk required to be insured by Tenant hereunder. Tenant hereby waives against the Indemnified Parties all Claims arising from or in connection with any risks that are not Landlord Retained Risks. Tenant’s obligations under this Section 13.1 shall survive the expiration or earlier termination of this Lease.

13.2 No Indemnified Party shall be liable to Tenant or its partners, members, directors, officers, shareholders, contractors, agents, employees, invitees, sublessees or licensees (collectively, “Tenant’s Parties”) for any loss or damage to any of Tenant’s Parties except to the extent caused solely by a Landlord Retained Risk. Further, under no circumstances shall any Indemnified Party be liable for consequential damages arising out of any loss of the use of the Premises (including, without limitation, for lost profits or business opportunities) or any equipment, inventory, information, or facilities therein by Tenant or by any person claiming through or under Tenant. The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of insurance carried or required, or by any deductibles applicable thereto.

14. INSURANCE.

14.1 Tenant shall, at Tenant’s expense, obtain and keep in full force during the Term the types of insurance meeting the requirements set forth on attached Exhibit “J”. Concurrently with its execution and delivery of this Lease and thereafter within five (5) business days following written demand therefor from Landlord, Tenant shall deliver certificates of such insurance required hereunder together with evidence of payment of the current premiums therefor to Landlord. In the event Tenant fails to provide certificates evidencing renewal of each such policy at least thirty (30) days before expiration of the policy (as required pursuant to attached Exhibit “J”) or within five (5) business days after written request by Landlord, Landlord shall have the right, but not the obligation, to order such insurance and charge the cost thereof plus a ten (10%) administrative fee to Tenant, which amount shall be payable by Tenant to Landlord upon demand. Failure of Landlord to demand such certificate or other evidence of full compliance with the insurance requirements contained in this Lease or failure of Landlord to identify a deficiency from evidence that is provided to Landlord shall not be construed as a waiver of Tenant’s obligation to maintain such insurance. Tenant’s failure to provide evidence of such coverage to Landlord within the time periods set forth above may, in Landlord’s sole discretion, constitute an immediate Tenant Default under this Lease. By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed as a limitation on Tenant’s liability under the indemnities granted to Landlord in this Lease. Tenant’s failure to procure the required insurance shall not excuse Tenant from any obligations hereunder and shall subject Tenant to contractual damages.

14.2 During the Term, Landlord shall insure the Building (in addition to, and not in lieu of any insurance which Tenant is obligated to maintain) against damage with all risk insurance and public liability insurance, and any other coverages Landlord or its Lender determines to be appropriate, all in such amounts and with such deductibles as Landlord considers appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as it or its Lender may determine advisable. Such insurance may be procured through a policy of blanket insurance. The allocated costs of such insurance shall be borne by Tenant pursuant to Section 3.3. Tenant shall not be named as an additional insured therein. Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided under this Lease, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.

14.3 Tenant will not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Building or which shall invalidate the insurance policies carried by Tenant or Landlord. If Tenant’s use of the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance periodically carried by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as additional rent within ten (10) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Building or the Tenant Improvements, if any, showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises. If any of Landlord’s insurance policies shall be canceled or cancellation shall be threatened or the premium or coverage thereunder changed or threatened to be changed in any way because of the use of the Premises or any part thereof by Tenant or any assignee or subtenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such threatened or actual cancellation, or threatened or actual change in coverage or premiums, then, within forty-eight (48) hours after notice thereof, Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as additional rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry. If Landlord is unable or elects not to remedy such condition, then Landlord shall have all of the remedies for a Tenant default provided for in this Lease.

14.4 Without limiting the foregoing, any contractor (including, without limitation, the janitorial contractor) or any other third party engaged by or through Tenant to perform any alterations, maintenance, repairs, or other services within the Premises or elsewhere within the Building or Project (including, without limitation, within any telephone or electrical rooms) shall deliver to Landlord evidence of liability insurance meeting the requirements set forth on attached Exhibit “K” or shall otherwise satisfy Landlord as to such contractor’s financial capability as determined by Landlord in Landlord’s sole subjective discretion.

14.5 Each policy of property insurance obtained by either party shall expressly waive all rights of subrogation against the other party and its respective officers, directors, general partners, employees, agents and representatives or shall contain the ISO endorsement CG 2404 (subrogation waiver). Landlord and Tenant waive any rights of recovery (whether in contract or in tort) against the other for injury or loss due to hazards covered by policies of insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby. All property insurance required to be provided by Tenant under this Lease shall release Landlord from any claims for damage to any person on the Premises and elsewhere on the Project and to Tenant’s fixtures, personal property, improvements and alterations in or on the Premises or the Project, caused by or resulting from risks insured against under the insurance policies required to be carried by Tenant and in force at the time of such damage. All property insurance carried by Landlord shall release Tenant from any claims for damage to any person on the Premises and elsewhere on the Project caused by or resulting from risks to the extent covered under the insurance policies carried by Landlord and in force at the time of such damage.

14.6 Notwithstanding Section 14.1, above, Tenant shall be entitled to insure the liability and casualty risks required to be insured by Tenant through a blanket policy of insurance obtained by Tenant provided (i) such blanket policy provides the coverage required by this Lease and specifically names Landlord as an additional insured (for liability coverage only) and identifies the Premises such that a contract of indemnity exists between Landlord and the provider of such insurance, (ii) such policy expressly allocates to the Premises sufficient funds to cover the perils required to be insured hereunder and states the proper amounts of coverage, and (iii) Tenant provide Landlord certificates of the same as and when required by Landlord under this Lease. Under no circumstances shall Tenant have the right to self-insure other than for plate glass coverage as set forth in attached Exhibit “J”.

15. DESTRUCTION.

15.1 Damage Affecting Premises. If any portion of the Premises is rendered untenantable by damage or destruction from any cause (including any casualty to parking areas or driveways), or if such damage or destruction materially impairs Tenant’s use of the Premises (“Damage”), the following shall apply:

15.1.1 Determination of Extent of Damage. Landlord shall promptly (in any event, within thirty (30) days following the date Landlord receives actual notice from Tenant of the casualty (the “Notice Date”)) notify Tenant in writing as to how long, in Landlord’s reasonable judgment, it will take to substantially restore the Damage following Landlord’s receipt of insurance proceeds (the “Completion Estimate”). Landlord’s failure to so notify Tenant within such 30-day period shall, if Tenant so chooses, be deemed to be Landlord’s determination that such restoration will take longer than two hundred ten (210) days as measured from the Notice Date.

15.1.2 Rights to Terminate Following Major Damage or Damage Near End of Term. In the event that Landlord determines that (a) such restoration will take longer than two hundred ten (210) days as measured from the Notice Date, or (b) such restoration will take a shorter period but the remaining Term of this Lease following such restoration period is less than the estimated period of repair, then Landlord or Tenant may terminate this Lease by delivering written notice to the other within thirty (30) days following the Notice Date. In the event the Parties elect to keep the Lease in effect, Landlord shall repair such Damage, subject to the remaining provisions of this Section 15. The failure to deliver such written election within thirty (30) days after the Notice Date shall be deemed to be an election to keep the Lease in effect. Any termination in connection with a casualty near the end of the Term as set forth above shall not be effective in the event that (a) Tenant then has, or would with the passage of time have, the right to extend this Lease pursuant to the Option, and (b) Tenant notifies Landlord in writing, within ten (10) business days following Tenant’s receipt of Landlord’s termination notice that Tenant is exercising the Option, provided that the Option Period shall not commence until the time set forth in Section 36, below, and, if such Damage is not an insured Loss (as defined in Section 15.2.1 below). Tenant concurrently delivers to Landlord the estimated amount of repair or restoration.

15.2 Restoration of Damage.

15.2.1 Insured Losses. In the event that any Damage occurs which was caused by an event covered by the insurance maintained by Landlord for the Building irrespective of any deductible amounts or coverage limits involved (an “Insured Loss”) and this Lease is not terminated pursuant to Section 15.1.2, above, Landlord shall promptly commence and diligently proceed to restore the Damage (including the floor slab, if applicable) (except to the extent that the Damage relates to Tenant’s trade fixtures, equipment or other personal property) as soon as reasonably possible after receipt of the insurance proceeds and applicable pro rata deductible amount from Tenant.

15.2.2 Uninsured Losses. If, however, the Damage is not an Insured Loss and this Lease is not terminated pursuant to Section 15.1.2, above, then, Landlord may, at Landlord’s option, either: (i) repair such Damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Tenant within thirty (30) days after the Notice Date to terminate this Lease as of the date of the Damage. In either case, Landlord shall make its election and notify Tenant thereof in writing within thirty (30) days after the Notice Date and in the event that Landlord elects to restore, then such notice shall contain a time estimate for completion of restoration. If Landlord’s reasonable estimate of the time necessary to restore the Premises exceeds two hundred ten (210) days as measured from the Notice Date, then Tenant shall have the right to terminate this Lease upon delivery of written notice thereof to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s notice. Tenant’s failure to deliver such notice within said thirty (30) day period shall be deemed acceptance of Landlord’s election to restore. In the event Landlord elects instead to terminate this Lease, Tenant shall have the right within thirty (30) days after the receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay for the restoration of such Damage solely at Tenant’s expense and without reimbursement from Landlord. Tenant shall provide Landlord with the required funds or satisfactory assurance thereof within thirty (30) days following Tenant’s commitment. In such event this Lease shall continue in full force and effect, and Landlord shall proceed with the restoration as soon as reasonably possible after the required funds are available. If Tenant does not give such notice and provide the funds or assurance thereof in the manner and within the times specified above, then this Lease shall terminate as of the date of the uninsured loss.

15.3 Outside Date for Completion. If Landlord is obligated to restore any Damage pursuant to this Section 15 and such restoration is not substantially completed within the longer of the estimated completion time period set forth in Completion Estimate or two hundred ten (210) days from the Notice Date (provided that such periods shall be extended by one (1) business day for each business day of delay in the substantial completion of the restoration that is caused by any Force Majeure Delay or Tenant Delay (as those terms are defined in Section 15, below)), Tenant shall have the right, as Tenant’s sole and exclusive remedy, at any time after expiration of such period, to deliver to Landlord written notice that Tenant intends to terminate this Lease if the repair or restoration is not substantially completed within thirty (30) days after written notice thereof to Landlord. If the restoration of the Damage is not substantially completed within such additional 30-day period (which additional period shall be extended by one (1) business day for each business day of delay in the substantial completion of the restoration that is caused by any Force Majeure Delay or Tenant Delay), this Lease shall terminate.

15.4 “Force Majeure Delay” as used in the Lease shall mean any delay in the completion of any work to be undertaken by Landlord which delay is attributable to any: (1) actual delay or failure to perform attributable to any strike, lockout or other labor or industrial disturbance (whether or not on the part of the employees of either Party hereto), civil disturbance, future order claiming jurisdiction, act of a public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body; (2) delay attributable to the failure of Landlord to secure building permits and approvals within the time period normally prevailing for obtaining such permits despite Landlord’s commercially reasonable efforts to obtain them; (3) reasonable delays in completing the construction because of delays in planning or construction due to changes in any applicable law or policy (including, without limitation, Title 24 of the California Code of Regulations, and the ADA) or the interpretation thereof; or (4) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion; (5) delays attributable to the construction or installation (including delays for the planning, permitting or advance ordering of components) for any specialty leasehold improvements, or (6) any other cause beyond the reasonable control of the party from whom performance is required, or any of its contractors or other representatives. In no event shall Force Majeure Delays extend any time period set forth in Section 15 by more than sixty (60) days. “Tenant Delays” shall mean any delays caused in whole or in part by or through Tenant and/or Tenant’s representatives or contractors, including, without limitation, Tenant’s failure to cooperate with Landlord in the procurement of required licenses and permits, and/or failure to approve any plans and specifications in a timely fashion to the extent Tenant’s approval is required, commercially advisable, or desired by Landlord, any interference by any of Tenant’s contractor, subcontractors, employees, representatives and/or agents with any obligations to be performed on the part of Landlord, requests for changes or postponements in construction (including postponements required by requested changes orders), submission of inaccurate or incomplete information to Landlord, failure to pay any fees or charges when due, and/or failure to provide any required authorizations in a timely fashion where such authorization is required, commercially advisable, or desired by Landlord. Tenant shall pay all costs and expenses incurred by Landlord which result from Tenant Delays, including, without limitation, any costs of and expenses attributable to increases in the cost of labor or materials.

15.5 Upon any termination of this Lease under any of the provisions of this Section 15, the parties shall be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except for items which have previously accrued and are then unpaid.

15.6 In the event of repair, reconstruction or restoration by Landlord as provided in this Section 15, the rental payable under this Lease shall only be abated proportionately to the degree to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration. Tenant shall not be entitled to any compensation or damages (consequential or otherwise) for (i) loss in the use of the whole or any part of the Premises, or (ii) any inconvenience or annoyance occasioned by such damaged, repair, reconstruction or restoration.

15.7 Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Section 15. Notwithstanding anything to the contrary contained in this Section 15, if Landlord is delayed or prevented from repairing or restoring the damaged Premises within one (1) year after the occurrence of such damage or destruction by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or other Force Majeure Delay, Landlord, at its option, may terminate this Lease, whereupon Landlord shall be relieved of its obligation to make such repairs or restoration, and Tenant shall be released from its obligations under this Lease as of the end of the one-year period.

15.8 If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to repair or restore only those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant.

15.9 If at any time during the last year of the Term there is damage (whether or not an Insured Loss) and the estimated repair time pursuant to the Completion Notice is more than one-half of the remaining Term, either party may, at such party’s option, terminate this Lease effective sixty (60) days following the Notice Date by giving written notice to the other of such party’s election to do so within thirty (30) days after the date of occurrence of such damage. However, if Tenant at that time has an exercisable option to extend the Term, then Tenant may preserve this Lease by performing the following, within thirty (30) days following the Notice Date, or before the expiration of the time provided in such option for its exercise, whichever is earlier (“Exercise Period”): (i) exercising such option, and (ii) providing Landlord with the estimated construction cost to repair the damage in the event the damage is the result of a loss that is not an Insured Loss together with such supporting documentation as Landlord may reasonably require. If Tenant duly exercises such option during the Exercise Period and provides Landlord with the necessary funds to cover any such shortage or unavailability in insurance proceeds, Landlord shall repair such damage as soon as reasonably possible, and this Lease shall continue in full force and effect. If Tenant fails to exercise such option and provide such funds during the Exercise Period, then Landlord may at Landlord’s option terminate this Lease by giving written notice to Tenant of Landlord’s election to do so within ten (10) days after the expiration of the Exercise Period, notwithstanding any term or provision in Section 16, below to the contrary.

15.10 The provisions of Civil Code Section 1932, subsection 2, and Section 1933, subsection 4, which permit termination of a lease upon destruction of the leased premises, are hereby waived by Tenant and Landlord, and the provisions of this Lease shall govern in case of such destruction. Except as herein provided, Tenant shall not be released from any of its obligations under this Lease, the Rent and other expenses payable by Tenant under this Lease shall not abate, and Landlord shall have no liability to Tenant for any damage or destruction to the Premises, the Building or the Building or any inconvenience or injury to Tenant by reason of any maintenance, repairs, alterations, decorations, additions, or improvements to the Premises, Building, or Building.

16. CONDEMNATION.

16.1 Definitions. The following definitions shall apply: (1) “Condemnation” means (a) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by condemnor, and (b) the voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation or while legal proceedings for condemnation are proceeding; (2) “Date of Taking” means the date the condemnor has the right to possession of the property being condemned; (3) “Award” means all compensation, sums or anything of value awarded paid or received on a total or partial condemnation; and (4) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having a power of condemnation.

16.2 Obligations to be Governed by Lease. If during the Term of the Lease there is any taking of all or any part of the Premises or the Building, the rights and obligations of the parties shall be determined pursuant to this Lease. Each party waives the provisions of Code of Civil Procedure section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

16.3 Permanent, Total or Partial Taking. If the Premises are totally taken by Condemnation, this Lease shall terminate on the Date of Taking. If any portion of the Premises is taken by Condemnation, this Lease shall remain in effect, except that Tenant can elect to terminate this Lease if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises as determined by Tenant in Tenant’s good faith business judgment. If Tenant elects to terminate this Lease, Tenant shall notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate; except that this Lease shall terminate on the Date of Taking if the Date of Taking falls on a date before the date of termination as designated by Tenant. If any portion of the Premises is taken by condemnation and this Lease remains in full force and effect, on the Date of Taking the Rent shall be reduced by an amount in the same ratio as the total number of square feet in the Premises taken bears to the total number of square feet in the Premises immediately before the date of taking.

16.4 Temporary Taking. If the Condemnation (either of part or of all of the Premises) is temporary in nature, then (i) this Lease shall continue in full force, and (ii) Rent shall abate to the extent that Tenant does not use and vacates the Premises, and Landlord shall be entitled to receive and retain any portion of the Award comprising lost Rent as more particularly set forth in Section 16.5, below. For purposes of this Section 16.4, a temporary Condemnation shall be any Condemnation in effect for a period of two hundred seventy (270) days or less.

16.5 Retention of Condemnation Award and Obligation to Restore. Any Award shall be the sole property of Landlord, whether such award is made as compensation for diminution in the value of the leasehold or the taking of the fee, or as severance damages; provided Tenant shall be entitled to that portion of the Condemnation Award for loss or damage to Tenant’s trade fixtures and removable personal property, the unamortized cost of Tenant’s improvements and alterations to the Premises (in the event Landlord elects to surrender such ownership to Tenant) and relocation expenses. If this Lease if not terminated as a result of the Condemnation as set forth above, Landlord shall, to the extent of the Condemnation Award received by Landlord, repair any damage to the Premises caused by the Condemnation (except to the extent Tenant has been reimbursed therefor by the Condemnor).

17. ASSIGNMENT OR SUBLEASE.

17.1 Tenant shall not assign or sublease all or any part of the Premises or allow any other person or entity to occupy or use all or any part of the Premises (collectively, a “Transfer”) without first obtaining Landlord’s consent, which may be given or withheld in accordance with the standards set forth in this Section 17, which the parties agree are reasonable restrictions and conditions pursuant to California Civil Code section 1995.250. No withholding of consent by Landlord for any reason deemed sufficient by Landlord shall give rise to any claim by Tenant or any proposed assignee or subtenant or entitle Tenant to terminate this Lease, to recover contract damages or to any abatement of rent. In this connection, Tenant hereby expressly waives its rights under California Civil Code Section 1995.310. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any general partner, or the dissolution of the partnership, shall be deemed a Transfer. If Tenant consists of more than one person, a purported assignment, voluntary or involuntary or by operation of law from one person to the other shall be deemed a Transfer. Notwithstanding anything to the contrary, Tenant shall not be permitted to have more than one (1) sublease of the Premises at any one time.

17.2 In connection with any proposed Transfer, at least thirty (30) days before the effective date of the proposed Transfer, Tenant shall provide Landlord with written notice of Tenant’s intent to assign or sublet (“Tenant’s Notice”) and shall furnish (i) the name and identity of the proposed assignee or sublessee (“Transferee”); (ii) such financial and related information respecting the Transferee as Landlord shall reasonably request; (iii) such business history and experience information as Landlord shall reasonably request; (iv) all terms and conditions of the proposed Transfer, including, for any proposed sublease, a copy of the proposed Transfer documents, (v) a bank reference of Transferee, (vi) the name and description of business experience of the individuals and entities who are the owners of the equity interests in the proposed Transferee, and (vii) if a guarantee is to be provided, it shall be in a form and substance satisfactory to Landlord’s legal counsel and its shall be accompanied by financial statements (prepared in accordance with generally accepted accounting principles) for the two most recently completed fiscal years of the proposed guarantor(s) of the proposed Transferee’s obligations as to “Tenant” hereunder. Whether Landlord refuses to consent to such Transfer, or consents to such Transfer, then this Lease shall remain in full force and effect in accordance with it terms. Whether or not Landlord consents to a proposed Transfer under the provisions of this Section 17, (i) Tenant shall pay Landlord’s processing and investigation costs, which shall be the greater of Five Hundred Dollars ($500.00) or actual costs as determined by Landlord, and attorneys’ fees incurred in determining whether or not to so consent, and (ii) Tenant shall not be relieved of any responsibility under this Lease. If Landlord consents to any Transfer, Tenant shall pay to Landlord, as additional Rent, fifty percent (50%) of all net sums or other consideration received by Tenant promptly after its receipt. Tenant shall not be required to pay such costs, fees and net sums or other consideration referenced in the two (2) foregoing sentences in connection with a “Permitted Transfer” to a “Tenant Affiliate” pursuant to attached Exhibit “M”. As used in this Paragraph, “net sums or other consideration” shall be calculated after first deducting reasonable costs incurred by Tenant in connection with the Transfer, including commissions payable to a broker not affiliated with Tenant, space modification costs in connection with the Transfer, reasonable legal costs, rent concessions to the Transferee, and lease take-over costs. Landlord’s waiver of or consent to any Transfer shall not relieve Tenant from Tenant’s primary obligations under this Lease whether or not accrued. Any Transferee approved by Landlord shall execute an agreement reasonably acceptable to Landlord agreeing to be bound by the terms of this Lease. If this Lease is assigned or if the Premises or any part thereof is subleased or occupied by anybody other than Tenant, Landlord may collect Rent from the assignee, subtenant, or occupant and apply the net amount collected to the Rent due hereunder, but no such assignment, underletting, subleasing, occupancy or collection shall be deemed an acceptance of the assignee, subtenant, or occupant as tenant (except as expressly set forth in this Section 17) or as a release of Tenant from the further performance by Tenant of the covenants on the part of the Tenant to be performed as herein contained. The acceptance of Rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or the consent to a Transfer of the Premises. Tenant shall not mortgage or encumber this Lease or Tenant’s interest thereon.

17.3 Landlord shall not unreasonably withhold its consent to a proposed Transfer; provided, however, Landlord’s consent shall be deemed to be reasonably withheld if the proposed Transfer does not satisfy all of the following conditions:

(a) The Transfer shall be on the same terms and conditions set forth in Tenant’s Notice given to Landlord;

(b) No Transfer shall be valid, and no Transferee shall take possession of any of the Premises until an original of the duly executed counterpart of the Transfer documentation (signed by authorized signatories of both Tenant and Transferee) has been delivered to Landlord;

(c) No Transferee shall have the right to further assign or sublet;

(d) Any proposed subletting will not result in more than two subleases of portions of the Premises being in effect at any one time during the Term;

(e) The proposed Transferee shall not be an existing tenant of the Project nor have been negotiating with Landlord or with any affiliate of Landlord during the last six (6) months for space in the Project or for space within buildings owned by any such affiliate;

(f) No Transferee shall be a governmental entity;

(g) The portion of the Premises to be sublet or assigned shall be regular in shape with appropriate means of ingress and egress;

(h) The proposed use of the Premises by the Transferee shall be permitted by the use provisions of this Lease;

(i) No proposed Transfer would result in a requirement for increased parking capacity;

(j) The Transferee has the financial capability to fulfill the obligations imposed by the Transfer;

(k) The Transferee is not a real estate developer or landlord and/or is not acting directly or indirectly on behalf of a real estate developer or a landlord;

(l) The Transferee has a reputation in the community for financial reliability and the bank or other financial references support in full the financial statements delivered to Landlord on behalf of the Transferee;

(m) The Transferee demonstrates, in Landlord’s business judgment, that it is able to perform the obligations on Transferee’s part to be performed under the Lease; and

(n) The Transferee shall not have been involved in any civil or criminal litigation, investigations or proceedings with its prior landlord or landlords or is otherwise involved in any civil or criminal litigation, investigations or proceedings which are unsatisfactory in the reasonable opinion of Landlord.

Tenant acknowledges that the foregoing conditions to a requested Transfer are reasonable.

17.4 The occurrence of any of the following shall be deemed a Transfer under this Lease, and shall, at the election of Landlord, constitute a non-curable Tenant Default under this Lease, however, in the event Tenant is or becomes a publicly traded company, the following transfer restrictions shall not apply to the sale and purchase of such shares in the open market:

(a) If Tenant is a corporation, a transfer, on a cumulative basis, of fifty (50%) of the voting control of Tenant (unless Tenant is a corporation which is an issuer of security registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934), or if Tenant is a partnership, a transfer, on a cumulative basis, of fifty (50%) or more of the interests in the profits and losses of Tenant;

(b) If Tenant is a partnership or a limited liability company, a transfer, on a cumulative basis, of fifty (50%) or more of the interests in the profits and losses of Tenant, or the withdrawal, voluntary or involuntary or by operation of law as applicable, of any general partner or member, or the dissolution of the partnership or limited liability company;

(c) If Tenant is a corporation, partnership or limited liability company, a sale, encumbrance or other transfer of fifty percent (50%) or more of its assets in the aggregate, in one or more transactions, shall also be a Transfer under this Lease and in addition shall be void as to Landlord without Landlord’s prior written consent;

(d) Any of the following acts (collectively, “Acts of Insolvency”): (e) if Tenant becomes a bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceeds under the Bankruptcy Act in which Tenant is a bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or such other person or entity becomes a bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (f) if a writ of attachment or execution is levied on this Lease; or (g) if in any proceeding to which Tenant is a party, a receiver is appointed with the authority to take possession of the Premises.

Notwithstanding subsections (a), (b) and (c) above, Tenant shall be permitted to engage in transactions for the purpose of raising capital (and not to circumvent the assignment and subletting provisions of this Lease), provided that the Net Worth of Tenant after such transaction does not decrease by more than twenty-five percent (25%) of the Net Worth of Tenant as represented in Tenant’s February 2008 audited financial statements prepared by Ernst & Young. “Net Worth of Tenant” for purposes of this Lease shall be the tangible, unconsolidated net worth of Tenant established under generally accepted accounting principles consistently applied.

The occurrence of any of the transactions or events in subparagraphs (a) through (d), above, or the violation by Tenant of any provision of this Section 17, shall give Landlord the right (but not the obligation) to require that the security deposit or Letter of Credit, as applicable, be increased to an amount equal to six (6) times the then Base Monthly Rent.

17.5 Under no circumstances shall Tenant or any broker or agent representing Tenant place any signs, banners or other advertising or notices anywhere on the Premises promoting or advertising the availability of any space in the Building.

17.6 Notwithstanding any contrary provision of this Section 17 (except for Section 17.4(c), above, which in an event of a conflict between this Section 17.6 and Section 17.4(c), Section 17.4(c) shall prevail), Landlord’s consent to any Transfer of this Lease or the Premises shall not be required for any “Permitted Transfer” to a “Tenant Affiliate” pursuant to attached Exhibit “M”; provided, however, (i) notwithstanding any Permitted Transfer, Tenant shall at all times continue to remain directly and primarily liable under this Lease, (ii) the Guarantor (if any) shall continue to remain liable under the Guaranty (and Guarantor shall, upon written demand by Landlord, as a condition for Landlord’s benefit to the effectiveness of any proposed Permitted Transfer, consent in writing to the Permitted Transfer and ratify the Guaranty), (iii) at least thirty (30) days before any such proposed Permitted Transfer, Tenant shall provide Landlord with written notice of the proposed Permitted Transfer together with reasonable supporting documentation substantiating that the proposed Permitted Transfer qualifies as a Permitted Transfer pursuant to Exhibit “M”, and (iv) no such assignment or subletting otherwise permitted by this Section 17 and Exhibit “M” may be made by Tenant to an assignee or sublessee that is then insolvent or then involved in a bankruptcy proceeding.

18. DEFAULT. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant (each, a “Tenant Default”):

18.1 Abandonment of the Premises by Tenant. Notwithstanding the provisions of Civil Code Section 1951.3, “abandonment” means any absence by Tenant from the Premises for five (5) days or longer while in default of any provision of this Lease;

18.2 The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant under this Lease, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Code of Civil Procedure Section 1161 regarding unlawful detainer actions;

18.3 The failure by Tenant to observe or perform according to the provisions of Sections 14, 21, 30.7, 30.8 and 30.9 where such failure continues for more than five (5) business days after notice from Landlord.

18.4 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 18.1 or 18.2, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant. Any such notice shall be in lieu of, and not in addition to, any notice required under Code of Civil Procedure Section 1161 regarding unlawful detainer actions. If the nature of Tenant’s default is such that it is reasonably capable of being cured but more than ten (10) days are required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within the ten (10)-day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord. The foregoing shall not however limit Landlord’s rights to perform Tenant’s obligations and charge Tenant for the costs thereof pursuant to Section 19, below;

18.5 An Act of Insolvency that is not discharged within thirty (30) days; and/or

18.6 If the performance of Tenant’s obligations under this Lease is guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor becoming insolvent or the subject of a bankruptcy filing, or (iv) a guarantor’s refusal to honor the guaranty.

18.7 If at any time (i) the issuing bank terminates or revokes the Letter of Credit (as defined in Section 31, below), (ii) if at least sixty (60) days before the schedule expiration of the Letter of Credit, Landlord does not receive adequate written assurance from the issuing bank that the issuing bank has renewed the Letter of Credit or is committed to renew the Letter of Credit as required by Section 31, below, and/or (iii) if Tenant fails to replenish the Letter of Credit to the extent drawn upon pursuant to Section 32, below.

Additionally, following any two consecutive late payments of Rent, Landlord shall have the option (i) to require that Base Monthly Rent be paid quarterly rather than monthly, or (ii) to require that Tenant increase the security deposit or Letter of Credit, as applicable, by one-hundred percent (100%). Furthermore, if any payment due from Tenant is by a check which is returned unpaid from the bank or financial institution on which it is drawn, Landlord shall have the right at any time thereafter to insist that all further payments due from Tenant be made by certified or bank cashier’s check.

19. LANDLORD’S REMEDIES. Landlord shall have the following remedies in the event of a Tenant Default, which remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law:

19.1 Landlord may terminate Tenant’s right to possession of the Premises at any time. No act by Landlord other than giving notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. Landlord shall terminate this Lease and any and all rights of Tenant hereunder, by any lawful means, in which event, Landlord, without the requirement of any further notice to Tenant, shall have the right immediately to enter the Premises and take full possession thereof, in which event Landlord shall also have the right to recover from Tenant (i) the worth at the time of award made on account of the default resulting in such termination (“Award”), together with interest thereon at the maximum lawful interest rate per annum, of any unpaid portion of the Rent which had been earned by Landlord at the time of such termination, (ii) the worth at the time of Award, together with interest thereon at the maximum lawful interest rate per annum, of the amount by which any unpaid portion of the Rent which would have been earned after such termination until the time of Award exceeds the amount of loss of any unpaid portion of the Rent which Tenant proves could have reasonably been avoided, (iii) the worth at the time of Award, discounted at the discount rate of the Federal Reserve Bank of San Francisco at the time of the Award plus one percent, of the amount by which any unpaid portion of the Rent for the balance of the Term exceeds the amount of loss of any unpaid portion of the Rent which Tenant proves could have reasonably been avoided, and (iv) any and all other amounts necessary to compensate Landlord for all detriment proximately caused by such Default or which in the ordinary course of business would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such Default, preparing the Premises for reletting to a new tenant, accomplishing any repairs or alterations to the Premises for purposes of such reletting, rectifying any damage thereto occasioned by the act or omission of Tenant and any other costs necessary or appropriate to relet the Premises.

19.2 Alternatively, Landlord shall have the remedy described in California Civil Code Section 1951.4, which provides that the Landlord may continue this Lease in full force and effect after Tenant’s breach and abandonment and enforce any of its other rights and remedies hereunder, including, without limitation, the right to recover all of the Rent as it becomes due under this Lease. However, any acts of maintenance or preservation or efforts to relet the Premises by Landlord or the appointment of a receiver by Landlord to protect its right, title and interest in and to the Premises or any portion thereof or this Lease shall neither constitute termination of this Lease nor interference with such rights of Tenant to possession, assignment and sublease.

19.3 Without limiting Landlord’s rights and remedies set forth herein, if Tenant fails to perform any affirmative duty or obligation of Tenant under this Lease within the applicable cure period, after written notice to Tenant (or in case of an emergency, without notice), Landlord may at its option (but without obligation to do so), perform such duty or obligation on Tenant’s behalf, including but not limited to the performance of required maintenance, repairs and/or replacements, the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Landlord plus a ten percent (10%) administrative fee shall be due and payable as additional rent by Tenant to Landlord upon invoice therefore together with reasonable supporting documentation. If any check given to Landlord by Tenant shall not be honored by the bank upon which it is drawn, Landlord, at its option, (i) may require all future payments to be made under this Lease by Tenant to be made only by cashier’s check and/or (ii) require that Tenant increase the security deposit or Letter of Credit, as applicable, by one hundred percent (100%).

20. ENTRY ON PREMISES. Landlord and its authorized representatives shall have the right to enter the Premises at all reasonable times for any of the following purposes: (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make any restoration to the Premises or the Building that Landlord has the right or obligation to perform; (c) to post “for sale” signs at any time during the Term, to post “for rent” or “for lease” signs during the last one hundred eighty (180) days of the Term, or during any Tenant Default; (d) to show the Premises to prospective brokers, agents, buyers, lenders, tenants or persons interested in an exchange, at any time during the Term; or (e) to repair, maintain or improve the Building and to erect scaffolding and protective barricades around and about the Premises but not so as to prevent entry to the Premises or to unreasonably interfere with Tenant’s use of the Premises and to do any other act or thing necessary for the safety or preservation of the Premises or the Building. Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising out of Landlord’s entry onto the Premises as provided in this Section 20. Tenant shall not be entitled to an abatement or reduction of Rent if Landlord exercises any rights reserved in this Section 20. Landlord shall conduct his activities on the Premises as provided herein in a manner that is reasonable and will cause the least inconvenience, annoyance or disturbance to Tenant. If Tenant re-keys the doors in or to the Premises using anyone other than Landlord’s locksmith, Tenant shall pay for the cost to re-key using Landlord’s locksmith. Landlord shall at all times have and retain two (2) sets of keys with which to unlock all doors in or to the Premises, excluding Tenant’s vaults and safes. Tenant shall not alter any lock or install a new or additional lock or bolt on any door of the Premises without prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion. To the extent any approval is given, Tenant shall in any event use Landlord’s approved locksmith. All locks shall be keyed to Landlord’s master keying system for the Project or the Building.

21. SUBORDINATION AND ATTORNMENT. Unless Landlord or any beneficiary or mortgagee with a lien on the Building or any ground lessor with respect to the Building elects otherwise as provided below, this Lease shall be subject and subordinate at all times to the following (provided, in connection with any such subordination to an existing or future mortgage, deed of trust or other security instrument, Tenant receives, if requested, a non-disturbance and attornment agreement) without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination:

(a) The lien and provisions of any mortgage or deed of trust which may now exist or hereafter be executed by which the Building, any ground lease, or Landlord’s interest or estate in any of those items, is encumbered; and

(b) All ground leases which may now exist or hereafter be executed affecting the Building.

Landlord, any such beneficiary or mortgagee, or any such ground lessor, shall at any time have the right to elect to subordinate or cause to be subordinated to this Lease any such liens and provisions or ground lease. Any such election under the preceding sentence shall be made by giving notice thereof to Tenant at least sixty (60) days before the election is to become effective. If any ground lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, at the election of any successor-in-interest to Landlord and notwithstanding any subordination, attorn to and become the Tenant of the successor-in-interest to Landlord. Tenant waives any right to declare this Lease terminated or otherwise ineffectual because of any such foreclosure, conveyance or ground lease termination. Tenant shall execute and deliver, within ten (10) business days following written demand by Landlord, any additional documents required by a lender evidencing the priority or subordination of this Lease and Tenant’s obligation to attorn to and become the Tenant of any successor-in-interest to Landlord as provided for under this Section 21 including, without limitation, a subordination, non-disturbance and attornment agreement substantially in the form of attached Exhibit “I-1”, Exhibit “I-2” or such other subordination, non-disturbance and attornment agreement in the form generally promulgated by such lender. Tenant’s failure to sign and return any such documents within ten (10) business days of request shall constitute a material default by Tenant under this Lease. Tenant shall directly pay all fees charged by Landlord’s lender in connection with any non-disturbance agreement requested by Tenant.

22. NOTICE. Any notice, consent, or approval required or permitted to be given under this Lease must be in writing and may be given by personal delivery, by Federal Express or other nationally recognized courier service or by certified mail, and shall be deemed sufficiently given when actually received by the intended party, whether personally delivered or mailed by certified mail, if to Tenant at the address designated in Paragraph (b) of the Basic Lease Terms until the commencement of the Term only, and thereafter at the Premises, and if to Landlord at the addresses designated in Paragraph (d) of the Basic Lease Terms. Either party may specify a different address for notice purposes by written notice to the other, except that Landlord may in any event use the Premises as Tenant’s address for notice purposes.

23. WAIVER. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver. No act or conduct of Landlord, including without limitation, acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only written notice from Landlord to Tenant shall constitute acceptance of the Premises and accomplish termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease.

24. SURRENDER OF PREMISES; HOLDING OVER. Upon expiration of the Term, Tenant shall surrender to Landlord the Premises and all improvements and alterations in good condition, except for casualty damage and ordinary wear and tear and alterations Tenant is obligated to remove under the provisions of Section 12 herein and pursuant to the Work Letter Agreement attached hereto as Exhibit “C”. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease. Additionally, upon the expiration or earlier termination of this Lease, Tenant shall pay Landlord for the costs incurred by Landlord to remove any of Tenant’s signage. Tenant shall remove all personal property including, without limitation, all wallpaper, paneling and other decorative improvements or fixtures and shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property before the expiration of the Term, including for example, restoring all wall surfaces to a patched and “paint ready” condition. Landlord can elect to retain or dispose of in any manner Tenant’s personal property not removed from the Premises by Tenant prior to the expiration of the Term. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s costs for storage, removal or disposal of Tenant’s personal property. Upon the expiration or earlier termination of this Lease, Tenant shall, at Landlord’s sole option and at Tenant’s sole cost and expense, either (i) remove all Building Cable existing within the Premises and within the common ducts and shafts of the Building, using all necessary care in removing such Building Cable in order to avoid any damage to the Building, or (ii) not remove all or any portion of the Building Cable, provided that Tenant shall leave any such Building Cable clearly labeled and in good working order with all connections intact.

If Tenant, with Landlord’s written consent, remains in possession of the Premises after expiration or termination of the Term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable on written thirty (30)-day notice at any time, by either party. All provisions of this Lease, except those pertaining to term and rent, shall apply to the month-to-month tenancy, except Tenant shall pay monthly rent in an amount equal to two hundred percent (200%) of Base Monthly Rent for the last full calendar month during the regular term plus one hundred percent (100%) of all Additional Rent.

25. LANDLORD DEFAULT/LIMITATION OF LIABILITY AND TIME. If Landlord fails to perform any obligations on its part to be performed under this Lease, no Landlord default shall arise unless and until Landlord fails to cure such default within thirty (30) days following actual receipt of written notice setting forth in detail the alleged default (provided, however, if such default cannot reasonably be cured within such thirty (30)-day period, Landlord shall not be in default if Landlord commences such cure as soon as reasonably possible and diligently prosecutes it to completion). In consideration of the benefits accruing under this Lease, Tenant and all successors and assigns agree that, in the event of any actual or alleged failure, breach or default under this Lease by Landlord: (a) in no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default, and Tenant’s remedies shall be limited to damages and/or injunctive relief; (b) the sole and exclusive remedy shall be against the Landlord’s interest in the Building; (c) no partner of Landlord shall be named as a party in any suit or proceeding (except as may be necessary to secure jurisdiction of the partnership, if applicable); (d) no partner of Landlord shall be required to answer or otherwise plead to any service of process; (e) no judgment will be taken against any partner of Landlord; (f) no writ of execution will ever be levied against the assets of any partner of Landlord; (g) the obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and (h) any claim, defense, or other right of Tenant arising in connection with this Lease or negotiations before this Lease was signed, shall be barred unless Tenant files an action or interposes a defense based thereon within one hundred eighty (180) days after the date of the alleged event on which Tenant is basing its claim, defense or right.

26. [INTENTIONALLY DELETED].

27. HAZARDOUS MATERIALS AND INDOOR AIR QUALITY. Landlord and Tenant agree as follows with respect to the existence or use of “Hazardous Material” (as defined below) on the Premises:

27.1 Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or transported to or from the Premises by Tenant, its agents, employees, contractors or invitees (for purposes of this Section 27.1, “Tenant”), without the prior written consent of Landlord which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Material is necessary for Tenant’s business, will be used, stored and transported only in incidental quantities, and will be used, kept, stored and transported in a manner that complies with all Laws pertaining to any such Hazardous Material. If Tenant breaches the obligations stated in the preceding sentence, or if the presence, transportation or release of Hazardous Material on, to or from the Premises caused or permitted by or through Tenant (whether affirmatively or through Tenant’s active or passive negligence) results in contamination or alleged contamination of the Premises or any surrounding property, or if contamination of the Premises or any surrounding property by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord, Landlord’s constituent partners, managing director, agents, employees, successor and assigns (collectively, the “Indemnified Parties”) harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of the Indemnified Parties by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present or alleged to be present in the soil or groundwater on or under the Premises. Without limiting the foregoing, if the presence or alleged presence, release or transportation of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises or surrounding property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises or surrounding property to the condition existing prior to the introduction of any such Hazardous Material to the Premises or surrounding Property; provided that (i) Landlord’s approval of the proposed remedial actions shall first be obtained, which approval shall not be unreasonably withheld so long as the proposed remedial actions would not potentially have any adverse long-term or short-term effect on the Premises, and (ii) such actions are calculated to cause the least amount of inconvenience to other Tenants. The provisions of this Section 27.1 shall survive the expiration or earlier termination of this Lease.

27.2 Notwithstanding anything in this Lease to the contrary, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment, sublease or transfer of the Premises or this Lease if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, disposal or transportation of Hazardous Material; (ii) the proposed transferee has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such transferee’s actions or use of the property in question; or (iii) the proposed transferee is subject to any enforcement order issued by any governmental authority in connection with the use, disposal, transportation or storage of a Hazardous Material.

27.3 As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws, ordinances or regulations, including without limitation, petroleum-based products and materials, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, petroleum (or fractions thereof), PCB’s and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health or safety of persons.

27.4 Without limiting the foregoing provisions of this Section 27, to prevent the generation, growth, or deposit of any mold, mildew, bacillus, virus, pollen or other micro-organism (collectively, “Biologicals”) and the deposit, release or circulation of any indoor contaminants, including emissions from paint, carpet and drapery treatments, cleaning, maintenance and construction materials and supplies, pesticides, pressed wood products, insulation, and other materials and products (collectively with Biologicals, “Contaminants”), that could adversely affect the health, safety or welfare of any tenant, employee, or other occupant of the Building or their invitees (each, an “Occupant”), Tenant shall, at Tenant’s sole cost and expense, at all times during the Term: (i) maintain the humidity level and the air exchange rate within the Premises at a level recommended to prevent or minimize the growth of any Biologicals and the circulation of any other Contaminants, (ii) maintain, operate and repair the Premises pursuant to Section 11, in such a manner to prevent or minimize the accumulation of stagnant water and moisture in planters, kitchen appliances and vessels, carpeting, insulation, water coolers and any other locations where stagnant water and moisture could accumulate, and (iii) otherwise maintain, operate and repair the Premises to prevent the generation, growth, deposit, release or circulation of any Contaminants. Tenant shall comply with the foregoing obligations irrespective of the source of the moisture. Tenant shall immediately advise Landlord if Tenant observes any condition in the Premises giving rise to a reasonable suspicion of the presence of any Contaminants, and, in any event, if any governmental entity or any Occupant alleges that its health, safety or welfare has or could be adversely affected by any such Contaminants. Landlord may then elect to engage the services of an industrial hygiene testing laboratory (or alternatively or concurrently require Tenant to do the same) to determine whether the cause of any alleged adverse health effect is or could be attributable to any Contaminants present within the Premises. Tenant shall be responsible for all such testing costs and for any consequential damages and costs (including, without limitation, any third-party claims, loss of rental, remediation, removal and/or abatement costs, and increase in insurance premiums) resulting from Tenant’s failure to comply in whole or in part with the terms of this Section 27.4.

28. SECURITY MEASURES. Tenant acknowledges that Landlord shall have no obligation whatsoever to provide guard service, security systems or other security measures for the benefit of Tenant, the Premises, the Common Area or the Building. As material consideration to Landlord under this Lease, Tenant hereby assumes all responsibility for the protection of Tenant, its employees, agents, licensees and invitees (collectively, “Tenant’s Personnel”) and the property (including inventory) of Tenant and Tenant’s Personnel from the actions (including the criminal actions) of third parties. Landlord may elect, but shall have no obligation, to provide security services to the Premises, Common Area and/or Building, in which event the cost thereof shall be included within the definition of Common Area Maintenance Expenses as set forth in Section 11. Tenant shall have no obligation to provide security services to the Common Area.

29. TELEPHONE AND DATA EQUIPMENT. Landlord shall have no responsibility for providing to Tenant any telephone equipment, including wiring, within the Premises or for providing telephone service or connections from the utility to the Premises, except as required by law. Tenant shall not alter, modify, add to or disturb any telephone or data wiring in the Premises without Landlord’s prior written consent. Any telephone or data equipment installed by Tenant within the Premises or used by Tenant or any of its agents, employees and invitees within the Premises shall at all times comply with all applicable laws, codes, rules and regulations and shall not cause any interference with (1) any of the Building’s mechanical and electrical equipment and machinery, and any of the elevator, air ventilation and cooling, life-safety or other Building systems, or (2) any Building wireless system or telecommunications facilities in place as of the date of installation of such telephone or data equipment by Tenant. Tenant agrees to consult with Landlord in advance of any installation of any system or equipment under this section that may result in such interference at the earliest practicable state of consideration of such project. Subject to Section 14.5, above, Tenant shall be liable to Landlord for any damage to the telephone or data wiring in the Building due to the act, negligent (affirmatively or through Tenant’s active or passive negligence) or otherwise, of Tenant or any employee, contractor or other agent of Tenant. Tenant’s access to the telephone closets within the Building shall be pursuant to procedures established by Landlord. Tenant shall promptly notify Landlord of any actual or suspected failure of telephone or data service to the Premises, Building or Project. All costs incurred by Landlord for the installation, maintenance, repair and replacement of telephone wiring within the Premises shall be charged to Tenant plus a ten percent (10%) administrative fee, which amount shall be payable by Tenant to Landlord upon demand. Landlord shall not be liable to

Tenant and Tenant waives all claims against Landlord whatsoever, whether for personal injury, property damage, loss of use of the Premises, or otherwise, due to the interruption or failure of telephone services to the Premises. Tenant hereby holds Landlord harmless and agrees to indemnify, protect and defend Landlord from and against any liability for any damage, loss or expense due to any failure or interruption of telephone or data service to the Premises for any reason and to the Building and Project caused by Tenant. Tenant agrees to obtain loss of rental insurance adequate to cover any damage, loss or expense occasioned by the interruption of telephone or data service.

30. MISCELLANEOUS PROVISIONS.

30.1 Time of Essence. Time is of the essence of each provision of this Lease.

30.2 Successor. This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in Section 17 herein.

30.3 Landlord’s Consent. Any consent required by Landlord under this Lease must be granted in writing and, except as otherwise expressly provided in the Lease, may be withheld by Landlord in its sole and absolute discretion.

30.4 Attorneys’ Fees and Other Charges. If Landlord becomes a party to any litigation concerning this Lease, the Premises or the Building, by reason of any act or omission by, through, or on behalf of Tenant, Tenant’s agents, employees, business invitees, or licensees, Tenant shall be liable to Landlord for reasonable attorneys’ fees and court costs incurred by Landlord in the litigation. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs of suit. If Landlord employs a collection agency to recover delinquent charges, Tenant agrees to pay all collection agency fees charged to Landlord in addition to rent, late charges, interest and other sums payable under this Lease. Tenant shall pay a charge of Five Hundred Dollars ($500.00) to Landlord for preparation of a demand for delinquent rent.

30.5 Landlord’s Successors. In the event of a sale or conveyance by Landlord of the Building the same shall operate to release Landlord from any liability under this Lease, and in such event Landlord’s successor in interest shall be solely responsible for all obligations of Landlord under this Lease.

30.6 Interpretation. This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises are located. This Lease constitutes the entire agreement between the parties with respect to the Premises and the Building, except for such guarantees or modifications as may be executed in writing by the parties from time to time and any addenda and exhibits attached to this Lease. All previous representations, preliminary negotiations and agreements of whatsoever kind with respect to the Premises, the Building or the Project, except those contained herein, are superseded and of no further force or effect. No person, firm or corporation has at any time any authority from Landlord to make representations or promises on behalf of Landlord and Tenant expressly agrees that if any such representations or promises have been made, Tenant hereby waives all right to rely thereon, unless they are specifically included in this Lease in writing. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding. When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter. “Party” shall mean Landlord or Tenant. If more than one person or entity constitutes Landlord or Tenant, the obligations imposed upon that party shall be joint and several. The enforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

30.7 Estoppel Certificates. Tenant, for itself and its subtenants, hereby covenants and agrees (i) to execute, acknowledge and deliver to Landlord, from time to time during the Term within ten (10) business days after landlord provides Tenant with written notice to do so, an estoppel certificate substantially in the form attached hereto as Exhibit “E” certifying in writing (a) that this Lease is in full force and effect, unmodified or modified solely as set forth in such estoppel certificate, and (b) that Tenant has fully and completely performed and complied with each and all of its covenants, agreements, terms and conditions under this Lease for more than thirty (30) days without exception or except only as set forth in such estoppel certificate, (ii) that any such estoppel certificate may be conclusively relied upon by a prospective purchaser or encumbrance of the Premises, and (iii) that the failure of Tenant to so deliver such estoppel certificate in such period of time shall be conclusive upon Tenant (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that the Rent has not been prepaid under this Lease, except as required pursuant to the provisions of Paragraph (n) of the Basic Lease Terms of this Lease, and (c) that Landlord has as of the date on which Tenant failed to deliver such estoppel certificate, fully and completely performed and complied with each and all of its covenants, agreements, terms and conditions under this Lease, without exception. At Landlord’s option, the failure to deliver such statement within such time shall be a material default of this Lease by Tenant.

30.8 Financing. In the event any of Landlord’s lenders require, as a condition to financing, modifications to this Lease which do not increase any of Tenant’s obligations (when viewed cumulatively) or diminish Tenant’s rights hereunder, Landlord shall submit to Tenant such written amendment with the required modifications.

30.9 Financial Statements. When reasonably requested by Landlord, Tenant shall, upon ten (10) business days’ notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statement(s) shall be safeguarded by Landlord and shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant’s failure to comply with its obligations under this Section 30.9 shall constitute a material default under this Lease.

30.10 Recording. Tenant shall not under any circumstances record this Lease; should either party desire to evidence this Lease of record, Landlord and Tenant agree to execute and acknowledge a memorandum of lease in a form acceptable to Landlord. Should Tenant be the party requesting recordation, Tenant shall be responsible for all costs of recordation and any documentary transfer tax associated therewith.

30.11 Exhibits. The Exhibits attached hereto are made a part of this Lease and incorporated herein by reference.

30.12 Waiver of Trial by Jury and Filing of Lis Pendens. Landlord and Tenant hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding and/or hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise, now or hereafter in effect. As further material consideration to Landlord entering into this Lease with Tenant, Tenant hereby waives all rights to record a lis pendens against the Premises, the Building, the Project or any part thereof under Section 405 of the California Code of Civil Procedure, or any other provision of law, if a dispute arises concerning this Lease or Tenant’s use or occupancy of the Premises. The provisions of this Section 30.12 shall survive the expiration or earlier termination of this Lease. If the right to waive trial by jury is deemed unenforceable under California law as of the date of full and complete execution of this Lease, and if thereafter during the Lease Term it becomes the law under the State of California that the waiver of a trial by jury by agreement of parties to a contract is in fact enforceable, the parties hereto agree to be bound by such waiver of a right to trial by jury if and at such time that such change in law occurs.

30.13 Tenant as Corporation, Partnership or Limited Liability Company. Tenant represents and warrants (1) that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with a duly adopted resolution of the Board of Directors of Tenant in accordance with the governing documents of Tenant, and (2) that this Lease is binding upon and enforceable by Landlord against Tenant in accordance with its terms. Concurrently with Tenant’s execution and delivery of the Lease, Tenant shall deliver to Landlord a certified copy of a resolution of its Board of Directors authorizing or ratifying the execution of this Lease

30.14 No Offer. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of the Premises, offer, or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

31. LETTER OF CREDIT. Concurrently with Lease signing and as a condition for Landlord’s benefit to the effectiveness of this Lease, Tenant shall deliver to Landlord an original, irrevocable standby letter of credit (the “Letter of Credit”) naming Landlord as beneficiary in the initial amount of One Hundred Thirty Nine Thousand Eight Hundred and 75/100 Dollars ($139,800.75), which amount may be adjusted pursuant to this Section, and in the form of the attached Exhibit “F”, which Letter of Credit shall be maintained throughout the Term. Provided there has been no prior Tenant Default or a violation of Section 17 of the Lease, Tenant may reduce the amount of the Letter of Credit as follows: (i) on the first day of the twenty-fifth (25th) full calendar month of the Original Term to $118,840.60, (ii) on the first day of the thirty-seventh (37th) full calendar month of the Original Term to $83,880.45, and (iii) on the first day of the forty-ninth (49th) full calendar month of the Original Term to $55,920 (each an “LOC Reduction”), provided, however, in the event of a Tenant Default or a violation of Section 17 of the Lease after a LOC Reduction, Tenant shall immediately replenish the Letter of Credit to One Hundred Thirty-Nine Thousand Eight Hundred and 75/100 Dollars ($139,800.75). All LOC Reduction requests by Tenant to the issuing bank shall be in writing executed by Tenant and Landlord. Landlord shall have the right to draw upon the Letter of Credit at any time in the event of a Tenant Default or a violation of Section 17 of the Lease or to otherwise compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its obligations hereunder. The Letter of Credit shall (i) be issued by Wells Fargo Bank, N.A. or another major commercial bank reasonably acceptable to Landlord, with a Los Angeles, California service and claim point for the Letter of Credit, (ii) have an expiration date not earlier than the one hundred twentieth (120th) day after the expiration date of the Term (“Expiration Date”), and (iii) shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. In addition, the Letter of Credit shall provide that in the event of Landlord’s assignment or transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the issuer shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with Landlord’s certificate certifying that the requested sum is due and payable from Tenant and Tenant has failed to pay such sum. If the Letter of Credit has an expiration date earlier than the Expiration Date, then throughout the Term hereof (including any renewal or extension of the Term), Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least sixty (60) days prior to the date the Letter of Credit expires or Landlord shall have the right to draw upon the Letter of Credit. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall immediately replenish the Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirements of this Section so that the amount available to Landlord from the Letter of Credit(s) provided hereunder is at all times the amount required under this Lease. Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall be an automatic Tenant Default and entitle Landlord to draw upon the full amount of the Letter of Credit, and any such cash amount not applied to any then existing Tenant Default shall be held as a cash security deposit pursuant to Section 5, above. If Landlord liquidates the Letter of Credit as provided in the preceding sentence, Landlord shall hold the funds received from the Letter of Credit as security for Tenant’s performance under this Lease, and Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. No holder of any mortgage or deed of trust constituting a lien against the Building or the Project, nor any purchaser at any judicial or private foreclosure sale of the Building or the Project, shall be responsible to Tenant for such security deposit unless and only to the extent such holder or purchaser shall have actually received the same. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return to Tenant the original of the Letter of Credit then held by Landlord within sixty (60) days following expiration or earlier termination; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder, and, in any event, the original of the Letter of Credit shall be returned (if not drawn upon) upon the complete cure of any such Tenant Default.

32. OPTION TO EXTEND. Landlord grants to Tenant an option (the “Option”) to extend the Term for one (1) period of five (5) years (the “Extension”) on the same terms and conditions as set forth in the Lease, except that the Base Monthly Rent shall be adjusted on the first day of the Extension (the “Adjustment Date”) to the “fair rental value” of the Premises on the Adjustment Date as follows:

(a) At least one hundred eighty (180) days before the Adjustment Date, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the fair rental value of the Premises as of the Adjustment Date for the first year of the Extension Term. If Landlord and Tenant have not agreed upon the fair rental value of the Premises at least one hundred (100) days before the Adjustment Date, Landlord and Tenant shall attempt to agree in good faith upon a single appraiser not later than seventy-five (75) days before the Adjustment Date. If Landlord and Tenant are unable to agree upon a single appraiser within this time period, then Landlord and Tenant shall each appoint one (1) appraiser not later than sixty-five (65) days before the Adjustment Date. Within ten (10) days thereafter, the two (2) appointed appraisers shall appoint a third appraiser. If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the fair rental value of the Premises. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the fair rental value of the Premises. Each party shall bear the cost of its own appraiser, and the parties shall share equally the cost of a single or a third appraiser, if applicable. Each appraiser shall have at least ten (10) continuous years experience in the appraisal of Class A office/industrial buildings in Los Angeles County, California and shall be a member of one or more professional organizations such as MAI or an equivalent.

(b) For purposes of such appraisal, “fair rental value” shall mean the price that a ready and willing tenant would pay, as of the Adjustment Date, as monthly rent to a ready and willing landlord of comparable commercial/industrial buildings for space comparable to the Premises in Commerce, California for the first year of the Extension Term, if that property were exposed for lease on the open market for a reasonable period of time with a lease comparable to the Lease and with tenant improvements comparable to those in the Premises (excluding the depreciated costs of any tenant improvements) and taking into account visibility and frontage on major streets. If a single appraiser is chosen, then such appraisal shall determine the fair rental value of the Premises. Otherwise, the fair rental value of the Premises shall be the arithmetic average of the two of the three appraisals which are closest in amount, and the third appraisal shall be disregarded. In no event shall the fair rental value be less than the Base Monthly Rent payable by Tenant during the calendar month immediately preceding the Adjustment Date, nor there be any rent concession or additional tenant improvement allowance for the Extension term. Landlord and Tenant shall instruct the appraiser(s) to complete their determination of the fair rental value not later than thirty (30) days before the Adjustment Date. If the fair rental value is not determined before the Adjustment Date, then Tenant shall continue to pay to Landlord the monthly rent in effect immediately prior to such Extension, until the fair rental value is determined. When the fair rental value of the Premises is determined, Landlord shall deliver notice of that amount to Tenant, and Tenant shall pay to Landlord, within ten (10) days after receipt of such notice, the difference between the monthly rent actually paid by Tenant to Landlord and the new monthly rent determined under this Section 32.

(c) On the first anniversary of the Adjustment Date and every twelve (12) months thereafter, the Base Monthly Rent shall increase every twelve (12) months by three percent (3.0%), calculated by multiplying the Base Monthly Rent then in effect by 1.03.

(d) The Option shall be exercised only by written unconditional notice received by Landlord at least two hundred seventy (270) days before expiration of the Original Term. Time is of the essence in Tenant’s delivery of such notice. If Landlord does not timely receive Tenant’s written unconditional notice of the exercise of the Option, the Option under this Section 32 shall immediately lapse, and there shall be no further right to extend the Original Term or to the Extension. The Option shall be exercisable by Tenant on the express condition for Landlord’s benefit that no Tenant Default exists either at the time of the exercise of the Option or at the commencement of the Extension. If Tenant timely exercises the Option under this Section 32, “Term” shall mean, for all purposes under the Lease, the sum of (i) the Original Term, plus (ii) the term of the Extension. Tenant’s election to exercise the Option shall be deemed an acceptance of the Building and the Premises in their then “as is” condition.

(e) The Option is personal to Tenant and to any Tenant Affiliate that is an assignee of the Lease. In the event of any assignment or sublease of Tenant’s interest in the Lease before the permitted exercise of the Option other than to a Tenant Affiliate that is an assignee of this Lease, the Option shall not be transferred to any such transferee but shall instead automatically lapse.

33. EXPANSION PREMISES; RIGHT OF FIRST NOTICE. If, during the Original Term, space becomes available for lease within the Project (“Expansion Premises”), Landlord shall notify Tenant of such availability (the “Availability Notice”). Landlord’s delivery of the Availability Notice shall be Landlord’s sole and exclusive obligation to Tenant with respect to the availability of Expansion Premises. Landlord and Tenant shall each have the right, in their sole, subjective and absolute discretion, to approach the other for purposes of entering into discussions for Tenant to lease the Expansion Premises on terms and conditions mutually acceptable to Landlord and Tenant, each in their sole, subjective and absolute discretion. Nothing in this Section 33 shall expressly or implicitly obligate Landlord or Tenant to enter into negotiations or into a contract for the lease of the Expansion Premises or create any reliance by either Landlord or Tenant that a contract for the lease of any Expansion Premises shall be executed. Should the parties enter into discussions or negotiations to lease any Expansion Premises, Landlord and Tenant shall each have the right, in their sole, subjective and absolute discretion, to terminate such discussions or negotiations at any time for any reason or no reason.

34. DELIVERY WARRANTY. Landlord shall deliver the Premises to Tenant as of the Term Commencement Date broom clean and free of debris. As of the Term Commencement Date only, Landlord warrants that the existing plumbing, electrical and HVAC equipment servicing the Premises and the loading doors servicing the Premises shall be in good working order (the “Premises Delivery Warranty”). If Landlord does not receive reasonably detailed written notice of any breach of the Premises Delivery Warranty (a “Repair Notice”) within thirty (30) days from the Term Commencement Date, then the Premises Delivery Warranty and all of Landlord’s obligations thereunder shall expire. To the extent Landlord does receive a Repair Notice within the forgoing thirty (30)-day period, then Landlord shall, at Landlord’s sole cost and expense, promptly remedy such breach of the Premises Delivery Warranty. Notwithstanding the foregoing, the Premises Delivery Warranty shall be not apply to any damage or operational failure of the Premises plumbing, electrical and/or HVAC equipment or any of the loading doors to extent any such damage or operational failure results from the acts or omissions of Tenant, its agents, contractors, subcontractors, employees, agents and/or licensees, including, without limitation, in connection with the construction of the tenant improvements pursuant to the Work Letter Agreement.

35. HVAC INSTALLATION. Landlord shall replace the Building’s existing roof-mounted HVAC units with HVAC units with the capacity to supply sufficient HVAC services for a standard office environment containing approximately 15,000 square feet of space (collectively, “HVAC Installation”) and use its commercially reasonable best efforts to complete the HVAC Installation on or before the Target Term Commencement Date. The HVAC Installation shall be deemed to have been completed on the effective date that the HVAC contractor engaged to perform the HVAC Installation certifies such completion to Landlord. Tenant and/or its contractors shall not be permitted to be at the Premises on the day that Landlord’s contractor removes the existing HVAC units and installs the replacement HVAC units.

36. TENANT’S SATELLITE. Tenant shall have the right to install a single small satellite dish on the roof of the Building pursuant to the Satellite Equipment Rules and Regulations attached hereto as Exhibit “L”.

[SIGNATURE BLOCKS ON IMMEDIATELY FOLLOWING PAGE]

[SIGNATURE BLOCKS FOR MULTI-TENANT INDUSTRIAL LEASE,

DATED, APRIL 9, 2008, BETWEEN WARLAND INVESTMENTS

COMPANY AND METROPARK USA, INC.]

LANDLORD:	WARLAND INVESTMENTS COMPANY, a California limited partnership

	By:	/s/ Carl W. Robertson
Carl W. Robertson,
Co-Managing Director

	By:	/s/ John C. Law
John C. Law,
Co-Managing Director

TENANT:	METROPARK USA, INC., a Delaware corporation

	By:	/s/ Efthimios P. Sotos
Its: COFO

By:
Its:______________________________________________

EXHIBIT “A”

PREMISES PLAN

5756-5760
49,312 SF
5750-5754
52,755 SF
WAREHOUSE
OFFICE
162'
248'
52'
40'
GERHART AVENUE
GRACE PLACE

SITE PLAN

GRACE PLACE, COMMERCE, CA

Designworx
Architecture & Land Planning

JANUARY 13, 2008

EXHIBIT “A”

EXHIBIT “B”

PROJECT DEPICTION

OFFICE
OFFICE
OFFICE
5756-5760
49,312 SF
WAREHOUSE
5750-5754
52,755 SF
WAREHOUSE
OFFICE
GERHART AVENUE
GRACE PLACE

SITE PLAN

GRACE PLACE, COMMERCE, CA

Designworx
Architecture & Land Planning

FEBRUARY 27, 2008

EXHIBIT “B”

EXHIBIT “C”

WORK LETTER AGREEMENT

Tenant and Landlord are executing simultaneously with this Work Letter Agreement (“Agreement”) that certain Multi-Tenant Industrial Lease (the “Lease”) covering the Premises described as an approximately 52,755 square feet portion of 5750-5754 Grace Place, Commerce, California. This Agreement is incorporated into and made a part of the Lease. All capitalized terms herein have the same definition as in the Lease. In consideration of the mutual covenants contained in the Lease and for other valuable consideration, Tenant and Landlord agree that the Premises shall be improved as set forth below.

1. Tenant’s Construction Obligations. Tenant, at its sole cost, shall employ DeForest Construction, Inc., a California corporation, which is a fully licensed and bonded general contractor (“Contractor”), to construct all tenant improvements within the Premises in strict accordance with the plans and specifications to be approved by Landlord as set forth below (the “Tenant Improvements”). Landlord shall have no responsibility for construction of the Tenant Improvements, and Tenant will remedy, at Tenant’s expense, and will be responsible for any and all defects in all such construction that may appear during or after the completion thereof. Tenant shall promptly reimburse Landlord as additional rent for any extra expense incurred by Landlord by reason of faulty work done by Tenant or Tenant’s contractors or by reason of inadequate cleanup. Landlord has pre-approved basic conceptual plans for the Tenant Improvements which are attached hereto on Schedule 2 to this Agreement (the “Approved Plan”).

2. Approval of Plans and Specifications.

2.1 Tenant shall prepare and deliver to Landlord for Landlord’s review and approval three (3) sets, plus one (1) reproducible set, of all of the final working drawings for the Tenant Improvements which shall substantially conform to the Approved Plan (“TI Drawings”). Concurrently with submission of the TI Drawings Tenants shall submit to Landlord for review Tenant’s proposed signage, which shall be consistent with the Sign Criteria. Upon completion of Landlord’s review, Tenant shall have five (5) days in which to resubmit, if necessary, revised TI Drawings to Landlord for Landlord’s review and approval. Landlord shall not have any obligation to approve any TI Drawings that (i) do not conform to applicable statutes, ordinances or regulations or is disapproved by any governmental agency, (ii) requires building service beyond the level normally provided to other tenants in the Project, (iii) overload the floor, (iv) may, as determined by Landlord, in Landlord’s sole and absolute discretion, adversely impact the structural integrity of the Building or any of the Building systems, (v) can be seen from the exterior of the Building, (vi) increase any of Landlord’s costs, or (vii) are, in Landlord’s sole opinion, of a nature or quality that is inconsistent with the objectives of Landlord for the Project. If Tenant and Landlord are unable to agree on the TI Drawings, such dispute shall be resolved by the Project architect, DeRevere & Associates, whose determination shall be final. Following such approval of the TI Drawings, both parties shall sign and deliver to each other duplicate copies of the TI Drawings. Thereafter, changes may be made only in strict accordance with the construction contract for the Tenant Improvements, and Landlord shall have approval rights therein to any material changes. The term “Approved Drawings” shall include such changes.

2.2 Upon receipt of a request by Tenant to approve the TI Drawings for any part thereof, Landlord shall have ten (10) business days following receipt of the request together with all reasonable supporting documentation in which to review in good faith the submitted drawings and other documents to determine whether they meet the standards for the Building. On or before the expiration of the review period, Landlord shall prepare and submit to Tenant in writing any comments, suggestions, modifications or objections it may have to the submitted drawings or documents.

2.3 If the Tenant Improvements include any floor covering other than traditional carpeting, then Tenant shall, at its sole cost and expense, perform a moisture test. Notwithstanding anything to the contrary, Tenant may not waive any moisture barrier requirement or recommendation without Landlord’s approval, which may be withheld in its sole and absolute discretion.

EXHIBIT “C”

2.4 Landlord will not require Tenant to remove the hard walls and additional restroom, that as depicted on the Approved Plan, upon the expiration or earlier termination of the Lease. However, as part of Landlord’s review and approval of the TI Drawings, Landlord will determine whether Landlord will require the removal of any other components of the Tenant Improvements (i.e., the ceiling, lighting and flooring). If Landlord does not designate that any portion of the Tenant Improvements shall be permitted to remain on the Premises, such Tenant Improvements shall be removed by Tenant at Tenant’s sole cost upon the expiration or earlier termination of the Lease.

3. Approval of Contractor, Subcontractors and Materialmen. At least ten (10) business days prior to commencement of construction, Tenant shall furnish to Landlord the names and addresses of all contractors, subcontractors and materialmen employed or to be employed in connection with construction of the Tenant Improvements. Within five (5) business days after receiving this list together with the qualifications and experience of such contractors and subcontractors, Landlord may disapprove of the use of any contractor, subcontractor or materialman set forth on that list. If Landlord fails to notify Tenant of any such disapproval within this five (5) business day period, Landlord shall be deemed to have so approved.

4. Construction Costs. Tenant shall pay for all costs to construct the Tenant Improvements. Construction shall not commence until Landlord has fully approved the plans and specifications for the Tenant Improvements as set forth in Paragraph 2, above. Tenant shall be solely responsible, at its cost but with Landlord’s reasonable cooperation, for obtaining all required licenses and permits in connection with the permitted use of the Premises, including, without limitation, any certificate of occupancy or equivalent permit. Tenant shall be solely responsible, at Tenant’s cost, for procurement of Tenant’s business license. Additionally, Tenant shall (i) reimburse Landlord for the fees of any consultants or contractors incurred by Landlord in connection with the Tenant Improvements (“Consultants’ Costs”), and (ii) pay Landlord’s construction administrative fee equal to one percent (1%) of the cost of completing the Tenant Improvements.

5. Inspection of Progress of Construction. Landlord and its agents shall have the right at all times during construction of the Tenant Improvements to enter upon the Premises during construction. If the construction is not in substantial compliance with the Approved Drawings or with applicable statutes, regulations, or ordinances, Lessor may direct Contractor to conform construction, at Tenant’s cost, to such standards. Notwithstanding the foregoing, Landlord is under no obligation to construct or supervise construction of the Tenant Improvements. Any inspection by Landlord shall be for the sole purpose of protecting Landlord’s interests and is not to be relied upon in any regard by Tenant. Furthermore, any inspection by Landlord shall not be representation that there has been or will be compliance with the plans and specifications, applicable laws, regulations or ordinances or that the construction is free from faulty material or workmanship. Tenant hereby assumes all such risks and shall make or cause to be made any and all such other inspections as Tenant may desire for its own protection and/or as required by law.

6. Indemnification of Landlord. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims (as defined in Section 13 of the Lease) arising from or in connection with construction of the Tenant Improvements, including without limitation any and all personal injuries and all mechanics’ and materialmen’s liens arising therefrom.

7. Notices. Upon completion of the Tenant Improvements, Tenant shall diligently work with Landlord to cause a Notice of Completion to be recorded with the County Recorder of Los Angeles County. Tenant irrevocably appoints Landlord as agent to file for record any notices of completion, cessation of labor, or other notice that Landlord deems necessary to file for record to protect any of Landlord’s interests under this Agreement. Any valuations or cost analyses of the Tenant Improvements which are to be submitted to any governmental authority or with the County must be approved by Landlord in its sole and absolute but good faith discretion.

8. Insurance. No construction shall proceed without workers’ compensation and public liability insurance and property damage insurance, all in amounts and with companies satisfying the requirements of Section 14 of this Lease. Before commencing the construction, certificates of such insurance shall be furnished to Lessor by Tenant, the general contractor, and each major subcontractor and supplier entering the Project. If requested, the original policies thereof shall be submitted for Landlord’s approval. All such policies shall provide that thirty (30) days’ written notice must be given to Landlord and Landlord’s lender before termination or cancellation.

EXHIBIT “C”

9. Commencement Date. Under no circumstances shall Contractor’s failure to complete the Tenant Improvements in a timely manner in any way affect the Term Commencement Date as established pursuant to paragraph i of the Basic Lease Terms.

10. Construction Rules and Regulations. Tenant shall cause Contractor and all subcontractors and suppliers to comply with the construction rules and regulations attached hereto as Schedule 1.

11. Roof Work. Without limiting the foregoing, except as expressly set forth in the Lease, Tenant shall have no right to conduct any work on or to the roof of the Building, including causing any roof penetrations, without procuring Landlord’s consent in full compliance with this Work Letter Agreement. In the event Landlord consents to such roof work as part of the Approved Drawings, Tenant shall coordinate all such roof work with Landlord’s approved roofing consultant and roofing contractor and shall pay all costs and fees charged by them.

12. Miscellaneous.

12.1 All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony and shall not interfere with any work undertaken by or through Landlord, or with the work of any other tenant of the Project or its contractors.

12.2 Any work to be performed in adjacent tenant’s areas shall be pursued only after obtaining that tenant’s and Landlord’s express written permission and shall be done only if any agent or employee of Landlord is present. Tenant shall reimburse Landlord for the expense of any such employee or agent.

12.3 If any shutdown of plumbing, electrical, or air conditioning equipment becomes necessary, Tenant shall notify Landlord, and Landlord will determine when such shutdown shall be done only if an agent or employee of Landlord is present. Tenant will reimburse Landlord for any resulting expenses including the expense of any such employee of agent.

12.4 Tenant shall not be required to post payment or performance bonds in connection with its construction of the Tenant Improvements.

EXHIBIT “C”

WARLAND INVESTMENTS COMPANY

SCHEDULE 1

CONSTRUCTION WORK RULES AND REGULATIONS

PROPERTY OWNER:	Warland Investments Company
SENIOR PROPERTY MANAGER:	Susan Garey (714) 895-5908
ASSISTANT PROPERTY MANAGER:	Debbie Kimberlin (714) 895-5908
MANAGEMENT FAX NUMBER:	(714) 898-3453

The following information outlines the construction work rules and regulations (“R&Rs”), which will be followed by all construction firms working at 5750 5754 Grace Place, Commerce, California. These R&Rs apply to general construction, Tenant lease space construction, and all other construction related activities. No deviation or exception will be permitted without the expressed, written approval of Warland Investments Company (“Landlord”) who owns and manages the property. Questions or comments should be directed to the Property Manager at Landlord.

1. Prior to any construction activities, Contractor shall agree to abide by and conform to these R&Rs and shall acknowledge such agreement for itself and all others performing any portion of the work by or through Contractor, including subcontracts and materials supplier’s by executing these R&Rs where shown.

2. If Contractor is hired directly by the Tenant, the Tenant will be primarily responsible for the Tenant’s Contractor and its Subcontractors, workmen, suppliers, etc. Any action detrimental to the Building(s) is the sole responsibility of the Tenant. Tenant’s Contractor shall be responsible for enforcing these R&Rs with all the Subcontractors, workmen and anyone else working on the premises.

3. Plans and specifications setting forth all work to be performed by Contractor shall be submitted and approved by Landlord in writing prior to work being commenced. Upon completion, Contractor shall deliver to Landlord the approved drawings marked to show final changes of any derivations from original approved plans.

4. All costs, including but not limited to, costs for permits, fees and licenses necessary for the execution of work shall be the sole and exclusive obligation of Contractor or its Subcontractors provided however, such costs may, if agreed by tenant, be passed on to the Tenant for whom work is performed.

5. Immediately upon being awarded a job, the Superintendent of the successful bidder is required to set-up a field office. The field office can vary from a table in the corner of the construction space for a small job to a separate office for larger projects. The following is a checklist of items to set-up and is maintained at all times on the job:

A. Full set of Project Drawings and Specifications (as submitted for building permit).

B. Addendum Drawings and specifications

C. First Aid Kit

D. Safety Posters and Safety Manual

E. Safety Equipment

F. Memorandums and Drawing Transmittals

G. Daily Log

H. Inspection Logs

I. Visitor Log and Release Forms

EXHIBIT “C”

J. Extra Work Authorization

K. Hard Hats as required

L. Office supplies (as applicable)

M. Office furniture

N. Drawing Transmittals

O. Schedule (bar chart minimum)

6. The field office should also contain a full set of project files in a locked cabinet. These files should contain all correspondence and copies of contracts and insurance certificates with all subcontractors.

7. Contractor shall maintain supervisory personnel on site at all times and will provide direct supervision of any and all Work being performed including the delivery of materials. Such supervisory personnel shall be fully empowered to coordinate, respond for and authorize Subcontractors to perform such Work as is necessary to enable the Work to proceed.

8. Contractor shall be responsible for all its actions on site as well as those of its Subcontractors. Any damage to the Building caused by Contractor shall be promptly repaired by Contractor at no cost to Landlord. Care shall be taken to protect ceiling, walls, doors, and carpets of tenant areas when moving construction materials, trash, etc. This shall be accomplished by installing Masonite on the floor, and plastic on doors, walls, and ceilings. Clean up of these areas upon completion of the job is the responsibility of Contractor.

9. All risk of loss to all property of Contractor and its Subcontractor, including but not limited to, tools and materials located on the Premises, shall be the sole and exclusive responsibility of the General Contractor and its Subcontractors and Landlord shall have no responsibility of the General Contractor and its Subcontractors and Landlord shall have no responsibility therefore.

10. Contractor shall give all notices and comply with laws, rules, regulations and orders of any public authority bearing on the performance of the Work.

11. Since each job differs in scope, it is necessary that Contractor set up job meetings according to the job needs. Each Contractor’s Superintendent must set his own time interval between job meetings, notify Landlord of their scheduling and once the intervals are set, maintain them on a regular basis.

12. All construction workers must be properly, permanently, and visually identified. The identification system must be approved prior to the start of any work and may take the form of hard hats with numbered decals or badges for attachment to clothing. All companies will maintain an updated list of authorized workers with Landlord and will notify Landlord of each change.

13. All workers shall maintain their actions while in the Building(s) in a professional manner to include but not limited to:

A. No abusive language.

B. No smoking or drinking on property.

C. No use of radios in areas which are accessible to the public or from which the public may hear them being played.

14. Landlord reserves the right to add other restrictions to those listed above as may be deemed necessary to provide for the comfort and safety of the tenants.

15. No storage of supplies or trash will be allowed in the Building(s) at any time. All work and adjacent areas are to be kept cleaned and free of trash, debris and non-useful materials at all times at Contractor’s cost. Failure to do so will result in Landlord providing this service and charging Contractor accordingly. Landlord must approve placement of roll up trash dumpsters prior to placement. Trash dumpsters must be in good condition, free of any graffiti or un-appropriate signs, words or language. If trash dumpsters are used at curbside, Contractor must obtain and pay for street use permits and maintain the area in a clean fashion. Building trash containers are not to be used.

EXHIBIT “C”

16. No storage of flammable substances will be allowed in the Building(s) unless approved by Landlord and in accordance with approved building codes and regulations.

17. No interviewing of job applicants or Subcontractors will be allowed on-site without prior approval by Landlord and prior scheduled appointment.

18. There will be absolutely no use of Tenant and/or Building property to include, but not limited to, telephones, dollies, ladders, copiers, vacuums, etc. unless specifically approved in writing by the Tenant and/or Landlord in advance of their use.

19. All deliveries will be scheduled with Landlord. A prior notification of at least twenty-four (24) hours but not more than seven (7) days is required.

20. Contractors shall provide and keep available fire extinguisher(s) within the demised premise during construction.

21. Forty-eight hours advance written notice to Landlord is required for the following:

A. Cutting into duct, water line, existing power lines, temporary disconnecting of any meter, (fire sprinkler) or prior to moving any air handling equipment, thermostat, etc.

B. Use of toxic materials or varnishing. Including how ventilation and protection of adjacent areas will be handled. Use of toxic materials may require after hours work.

C. Any core drilling. All core drilling must be evaluated and approved by Contractor’s structural engineer with submittal to Landlord for written approval.

D. Any welding or dust related work that will require the covering of smoke detectors.

E. Contractor shall provide temporary electrical devices within the demised premises for their subcontractor’s use. Contractor will not be permitted to run extension cords through public space on occupied floors or through occupied Tenant spaces.

22. Contractor shall coordinate with and provide advance notice in writing to Landlord when access to occupied space is required. Contractor shall give notice according to the following schedule.

A. Less than one hour required in the space; provide twenty-four (24) hours’ advance notice.

B. Less than one day required in the space; provide three (3) days’ advance notice.

C. More than one day required in the space; provide seven (7) days’ advance notice.

23. Contractor shall not be permitted any identifying signage or advertising unless approved by Landlord in writing.

24. Contractor’s materials and tool storage will be limited to the work Premises. Contractor may be permitted storage in other areas of the Building(s) at the option of Landlord and as available.

25. Access to any adjacent space is not allowed unless coordinated by Landlord. All construction crews shall stay in their respective workspace at all times. Construction personnel shall not use floor sinks, restroom sinks or toilets for cleanup or disposal of any material.

EXHIBIT “C”

26. Pre-filters shall be installed over all return air openings on floor under construction. If Building filters or equipment require replacement or cleaning due to construction dust, Contractor will be charged.

27. Contractor should cover air transfers when working next to tenanted space to control the transmission of dust and dirt. Covering must be removed at the completion of daily construction. Keep all Tenant entrance and exit doors closed to restrict the movement of dust or dirt. Close off temporary openings with polyurethane. Corridor doors must remain closed unless materials are being delivered._ All HVAC filters in fan rooms shall also be delivered in operable condition at time of completion (thus a temporary filter should be added to the existing filter).

28. Wet paint sign must be posted in all public areas when appropriate.

29. Contractor shall turn off lights and all other equipment at night after completion of work for the day.

30. Contractor shall arrange for pre-inspection of common area and Tenant suites prior to construction to identify items subject to potential claim for breakage, theft, abuse, damage, etc. Pre-inspections shall be attended by the General Superintendent, Subcontractor Foreman, Tenant Representative, and Landlord.

31. Contractor shall not interfere with other Tenants in such a manner as to cause unnecessary inconvenience or disruption, such as core drilling, operation of powder actuate tools, hammering, or any construction that would transmit sound through walls and floors. Work of this nature must be scheduled before 7:30 a.m. and after 6:00 p.m. The Management office reserves the right to stop work if deemed necessary.

32. Contractor’s use of elevators is limited to construction deliveries, which must be scheduled before 7:30 a.m. and after 6:00 p.m. Prior to use of elevators, Contractor must properly protect flooring, walls and ceiling of elevators.

33. Prior to construction commencement, Contractor shall provide a list of the subcontractors and any other onsite personnel shall not be changed without the prior written consent of Landlord.

34. Landlord shall have the right from time to time as may be required, to inspect or perform work within the Building(s). Landlord shall have the right to suspend Contractor’s Work in the Building if such Work, in the opinion of Landlord, is presenting or may present a danger to life, safety, or property, or in an emergency situation.

35. Contractor shall be solely responsible for obtaining the Certificate of Occupancy (or equivalent approval) and shall submit to Landlord the original thereof prior to occupancy of the premises for the purposes of conducting business.

36. It is expressly understood and agreed that the construction Contract shall be for the direct benefit of Landlord, who is the owner of the Building(s) and the real property on which the work is to be done. Accordingly, Landlord shall be granted the right to pursue in its own name any rights or remedies against Contractor including, without limitation, claims for damages granted to other parties under the Contract.

37. No Contractor shall be allowed to start any work in the Building(s) without having a current Certificate of Insurance on file with the Management Office. Contractor must keep current insurance certificates on all subcontractors. Any Contractor/subcontractor performing work found not to have current insurance shall be immediately ordered off the premises. General contractors shall list the following as additionally insured:

WARLAND INVESTMENTS COMPANY

38. Contractor must indemnify and hold harmless Warland Investments Company against and from any and all liabilities, obligations, losses, penalties, actions, suits, claims, damages, expenses, disbursements (including legal fees and expenses) and costs of any kind or nature in any way relating to or arising out of the work performed by Contractor. To satisfy this requirement, Contractor must sign and return the attached standard form Indemnification/Hold Harmless and Subrogation Letter.

EXHIBIT “C”

39. Contractor and/or subcontractors should assist with Building emergencies once notified by Landlord or other designated authority. This could be from immediate evacuation of a Building once an alarm is sounded to assisting with evacuation and executing a plan to terminate the alarm/emergency situation.

40. All contractors working over the weekend and after the normal hours shall provide Landlord a list of workers twenty-four (24) hours prior to the worker being on site or they will be denied access. The list should also include an estimated time Contractors will be working, the location of the work to be done, the number of employees and the working Supervisor who will be present in the Building(s) during the performance of the work.

These Construction Rules and Regulations have been agreed upon, approved and accepted by the undersigned and on the date indicated below.

CONTRACTOR:

Company:

By:

Print Name:

Title:

Date:

EXHIBIT “C”

SCHEDULE 1

THE APPROVED PLAN

OFFICE
OFFICE
RR
RR
OFFICE
WAREHOUSE
ELECT'L ROOM
ELECT'L ROOM
JAN.
STORE ROOM
OFFICE
OFFICE
RR
OFFICE
RECEPTION
CONFERENCE ROOM
WOMEN
MEN'S
BREAK RM
RR
OFFICE
WOMEN
MEN'S
OFFICE
TEL. RM
OPEN OFFICE

NORTH

5750-5754 GRACE PLACE, COMMERCE, CALIFORNIA
52,755 S.F.

DESIGNWORX
Architecture & Land Planning
459 Wald, Suite 100, Irvine, CA 92618
Tel. (949) 341-0600 / Fax. (949) 341-0606

THE EXISTING SPACE PLAN FOR REFERENCE PURPOSES

EXHIBIT “C”

DEMOLITION PLAN

METROPARK

GRACE PLACE OFFICES
COMMERCE, CA
03.26.08

1 EXISTING PARTITIONS TO BE REMOVED
2 EXISTING DOORS TO BE REMOVED
3 PLUMBING FIXTURES TO BE REMOVED
DEMOLITION

THE APPROVED DEMO PLAN

EXHIBIT “C”

PROPOSED PLAN

METROPARK

GRACE PLACE OFFICES

COMMERCE, CA

03.26.08

- PROPOSED PARTITION
- PROPOSED DOOR
- PROPOSED PLUMBING FIXTURES
- EXISTING PLUMBING FIXTURES
- NEW PARTITION

ORIGINAL OFFICE AREA:	±11,848 SQFT
ORIGINAL D.C. OFFICE AREA:	±1,168 SQFT
ADDITIONAL NEW OFFICE & TOILET AREA:	±2,302 SQFT
TOTAL OFFICE AREA:	±15,318 SQFT

THE APPROVED BUILDING PLAN

EXHIBIT “C”

EXHIBIT “D”

DEPICTION OF PARKING SPACES

OFFICE
5756-5760
49,312 SF
WAREHOUSE
OFFICE
OFFICE
5750-5754
52,755 SF
WAREHOUSE
OFFICE
GERHART AVENUE
GRACE PLACE

SITE PLAN

GRACE PLACE, COMMERCE, CA

Designworx
Architecture & Land Planning

FEBRUARY 27, 2008

EXHIBIT “D”

EXHIBIT “E”

FORM OF TENANT ESTOPPEL CERTIFICATE

TO: WARLAND INVESTMENTS COMPANY (“Landlord”):

The undersigned, _____________________________________ (“Tenant”), hereby certify to __________________ a _____________________________________________, as of the date of the Certificate as follows:

1. Attached hereto is a true, correct and complete copy of that certain lease dated __________, 2008, between Landlord and Tenant (the “Lease”), which demises premises which is an approximately 52,755 square feet portion of 5750-5754 Grace Place, Commerce, California (the “Premises”). The Lease is now in full force and has not been amended, modified or supplemented, except as set forth in Paragraph 4, below.

2. The term of the Lease commenced on __________, 2008.

3. The term of the Lease shall expire on __________, 2___. There are ________ options to extend the Lease term for a total period of ____ years, none of which has been exercised. There are no options to expand the Premises.

4. The Lease has: (Initial one)

(_____) not been amended, modified, supplemented, extended, renewed or assigned.

(_____) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:

_______________________________________________________________________

_______________________________________________________________________

5. Tenant has accepted and is now in possession of the Premises.

6. The amount of fixed monthly rent is $            .

7. The amount of security deposits (if any) is $            . No other security deposits have been made.

8. Tenant is paying the full lease rental, which has been paid in full as of the date of this Certificate. No rent or other amount under the Lease has been paid for more than thirty (30) days in advance of its due date.

9. All work required to be performed by Landlord under the Lease has been completed.

10. To Tenant’s actual knowledge, There are no defaults on the part of the Landlord or Tenant under the Lease.

11. To Tenant’s actual knowledge, Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

12. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies except as provided in the Lease.

13. The Letter of Credit (as defined in the Lease) is in full force and effect.

All provisions of the Lease and the amendments thereto (if any) referred to above are hereby ratified.

The foregoing certification is made with the knowledge that Landlord is about to sell the Property to ______________ or that ____________________ is about to fund a loan to Landlord, which sale/loan Tenant understands is scheduled to close on

EXHIBIT “E”

____________, and that in either case the named party is relying upon the representations herein made in proceeding with that execution. If there is any change in the information provided in this Certificate between now and the closing described above, Tenant shall immediately inform you of that change.

This Certificate has been duly executed and delivered by the authorized officers of the undersigned as of ________________, 20__.

“TENANT”:	___________________________________________________, a
____________________________________________________

By:

Its:

By:

Its:

EXHIBIT “E”

EXHIBIT “F”

FORM OF LETTER OF CREDIT

Draft for discussion purposes only

Note: A consultation fee of $200.00 per hour may be charged to your unit after the first hour for any review and drafting done an this transaction by the Standby Letter of Credit Dept.

begin format

TRADE SERVICES DIVISION, NORTHERN CALIFORNIA

ONE FRONT STREET, 21st FLOOR

SAN FRANCISCO, CALIFORNIA 94111

Contact Phone: 1(800) 798-2815

Email: sftrade@wellsfargo.com

IRREVOCABLE LETTER OF CREDIT
Warland Investments Company	Letter of Credit No. _______
1299 Ocean Avenue, Suite 300	Date: ______ ___ , 2008
Santa Monica, CA 90401

Ladies and Gentlemen:

We have been informed by the Account Party (as defined below), but do not independently verify that this Letter of Credit is issued in connection with a Multi-Tenant Industrial Lease dated Need Date Prior to Letter of Credit Issuance between Warland Investments Company (“Warland”), as Landlord and Account Party as Tenant (as such lease may be amended, restated or replaced, the “Lease”) wherein Warland leases to Account Party the premises commonly known as 5750-5754 Grace Place, Commerce California (the “Premises”). The preceding sentence is inserted in this Letter of Credit for informational purposes only and will not affect, or become a part of, the terms and conditions of this Letter of Credit except to define the terms “Lease”, “Account Party” and “Premises” elsewhere in this Letter of Credit.

At the request and for the account of Metropark USA, Inc., 532 Coral Ridge Place, City of Industry, CA 91746 (the “Account Party”), we hereby establish our Irrevocable Letter of Credit in your favor in the amount of One Hundred Thirty Nine Thousand Eight Hundred & 75/100’s United States Dollars (US$139,800.75) available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated certificate worded in one of the formats as follows:

“The undersigned, an authorized representative of the beneficiary (“Beneficiary”) of Wells Fargo Bank Letter of Credit No.                  (the “Credit”) hereby certifies that (i) a “Tenant Default” (as defined in Lease) has occurred under Section 18 of the Lease and (ii) as a result of such Tenant Default, the amount of the draft presented under the Credit concurrently with this certificate is due, owing and unpaid by the Account Party. The terms “Lease and “Account Party” referred to in this certificate have the definitions given to them in the Credit.”

or

“The undersigned, an authorized representative of the beneficiary (“Beneficiary”) of Wells Fargo Bank Letter of Credit No.                  (the “Credit”) hereby certifies that (i) a breach has occurred pursuant to Section 17 of the Lease and (ii) as a result of such breach of Section 17 of the Lease, the amount of the draft presented under the Credit concurrently with this certificate is due, owing and unpaid by the Account Party. The terms “Lease and “Account Party” referred to in this certificate have the definitions given to them in the Credit.”

or

“The undersigned, an authorized representative of the beneficiary (“Beneficiary”) of Wells Fargo Bank Letter of Credit No.                 (the “Credit”) hereby certifies that (i) a “Tenant Default” (as defined in Lease) has occurred under Section 18 of the Lease and a breach has occurred pursuant to Section 17 of the Lease and (ii) as a result of such Tenant Default and breach of Section 17 of the Lease, the amount of the draft presented under the Credit concurrently with this certificate is due, owing and unpaid by the Account Party. The terms “Lease and “Account Party” referred to in this certificate have the definitions given to them in the Credit.”

EXHIBIT “F”

This Letter of Credit expires at our above office on December 31, 2009, but shall be automatically extended, without written amendment, to December 31 in each succeeding calendar year up to, but not beyond, December 31, 2013 unless you have received written notice sent by us to you at your address above (or such other address as is specified in an amendment to this Letter of Credit consented to by you or the address of a transfer beneficiary specified in our advice of transfer to this Letter of Credit or such other address as is specified in an amendment to this Letter of Credit consented to by such transfer beneficiary) by registered mail or express courier that we elect not to extend the expiration date of this Letter of Credit beyond the date specified in such notice, which date will be December 31, 2009 or any subsequent December 31 occurring before December 31, 2013 and be at least sixty (60) calendar days after the date you receive such notice. Upon you receiving such notice of the non-extension of the expiration date of this Letter of Credit, you may also draw under this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight accompanied by your signed and dated certificate worded as above.

Partial and multiple drawings are permitted under this Letter of Credit.

Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No. ______ .”

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is transferable and may be transferred more than once, but in each case only in the amount of the full unutilized balance hereof to any single transferee who you shall have advised us pursuant to Exhibit A has succeeded Warland Investments Company or a successor owner as owner of the “Premises” (as that terms is defined in the Letter of Credit). Any such transfer may be affected only through ourselves and only upon presentation to us at our above-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. All charges in connection with any transfer of this Letter of Credit (including our transfer fee of 1/4% of the amount transferred, minimum $175.00) are for the Account Party’s account.

This Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (2007 Revision International Chamber of Commerce Paris, France Publication No. 600), and engages us in accordance with the terms thereof, We hereby engage with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored.

Notwithstanding any other provision of this Letter of Credit, drawings may also be presented to our affiliate Wells Fargo HSBC Trade Bank, N.A., 9000 Flair Drive, 3rd Floor, El Monte, CA 91731 (“Wells El Monte”) and any presentation made to Wells El Monte will be considered to be a presentation made to our above office.

Very truly yours
WELLS FARGO BANK, N.A.

BY:
(AUTHORIZED SIGNATURE)

EXHIBIT “F”

Exhibit A
Wells Fargo Bank, N.A
Letter of Credit No. _____

Date:

Wells Fargo Bank, N.A.
Trade Services Division, Northern California
One Front Street, 21st Floor
San Francisco, California 94111

Subject: Your Letter of Credit No. _______

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

[insert name of transferee]

[insert address]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. This transfer will not become effective until the transferee is so notified.

The transferee has succeeded Warland Investments Company or a successor owner as owner of the “Premises” (as that terms is defined in the Letter of Credit)

Very truly yours,
[insert name of transferor]

By:
Name:
Title:

Signature of Transferor Guaranteed
[insert name of bank]

By:
Name:
Title:
[a corporate notary acknowledgement or a certificate of authority with corporate seal is acceptable in lieu of bank guarantee above]

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Agreed to and accepted by:

APPLICANT

EXHIBIT “F”

EXHIBIT “G”

BUILDING RULES AND REGULATIONS

Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or the Project without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall comply with all then-applicable governmental requirements and shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or company designated by Landlord.

1. Tenant shall not place anything against or near glass partitions or doors or windows, other than the Building standard window covering, which is visible from outside the Premises.

2. Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building or the Project. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public, but are open, subject to reasonable regulations, to Tenant’s business invitees. Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Project and its tenants; provided that nothing contained in these Rules and Regulations shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building except to the extent expressly permitted in the Lease.

3. The directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.

4. Landlord will furnish Tenant, free of charge, two (2) sets of access keys for each entry door to the Premises. A charge of $10/key for each replacement card shall be assessed as additional Rent. Tenant shall not make or have made additional access card keys, and Tenant shall not alter any lock or install any new additional lock or bolt on any entry door to the Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the access cards to all doors which have been furnished to Tenant, and in the event of loss of any access cards so furnished, shall pay Landlord the cost of the access card(s).

5. [Intentionally Deleted].

6. Without limiting Section 6 of the Lease, Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms shall be provided at Tenant’s expense. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the building or to any space therein to such a degree as to be objectionable to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devises sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building or Project by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

7. Tenant shall not use or keep in the Premises any firearms, explosives, kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment, refrigerators, microwaves,

EXHIBIT “G”

vending machines and the like. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals (other than dogs specifically trained for assistance to disabled persons).

8. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord.

9. Landlord reserves the right, exercisable after thirty (30) days’ written notice to Tenant and without liability to Tenant, to change the name and street address of the Building.

10. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing and locking the doors or by other appropriate action.

11. Tenant shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services or accept upon the Premises sandwich or other food services, barbering or shoeshine service, or similar non-office related or business vendors without Landlord’s prior written approval (which shall not be unreasonably withheld).

12. The lavatories, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no inappropriate substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

13. Tenant shall not sell, or permit the sale at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Project. Tenant shall not use the Premises for any business or activity other than that specifically provided for in this Lease.

14. Except as otherwise expressly provided in the Lease, Tenant shall not install any radio or television antenna, loudspeaker, satellite dishes or other devices on the roof(s) or exterior walls of the Building or the Project. Tenant shall not interfere with radio or television broadcasting or reception from or in the Project or elsewhere.

15. Except for cosmetic decorations, Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part of the Premises, except in accordance with the provisions of the Lease pertaining to alterations. Landlord reserves the right to reasonably direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Except to the extent Landlord provides consent pursuant to approval of plans submitted for review and approval pursuant to the provisions of the Lease, Tenant shall not cut or bore holes in floors or ceilings for wires or any other purpose. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as reasonably approved by Landlord. Tenant shall, at its sole cost, repair any damage resulting from noncompliance with this rule.

16. Tenant shall not install, maintain or operate upon the Premises any vending machines without the prior written consent of Landlord, which shall not be unreasonably withheld.

17. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Project are prohibited, and Tenant shall cooperate with Landlord to prevent such activities.

18. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of these Rules and Regulations or any other rules and regulations of the Building.

19. Tenant shall store all its trash and garbage within its Premises or in other facilities provided by Landlord. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

EXHIBIT “G”

20. The Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted on the Premises without Landlord’s consent, which shall not be unreasonably withheld, except the use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven for employees use shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

21. Tenant shall not use in any space or in the public halls of the Project any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

22. Without the written consent of Landlord, which shall not be unreasonably withheld, Tenant shall not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

23. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

24. Tenant assumes any and all reasonable responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

25. To the extent Landlord reasonably deems it necessary (i) to provide to third parties access to portions of the Common Areas in order to comply with any applicable Laws, Landlord may do so without breaching this Lease, and (ii) to exercise exclusive control over any portions of the Common Areas for the mutual benefit of the tenants in the Project, Landlord may do so subject to nondiscriminatory additional Rules and Regulations which do not increase Tenant’s obligations or decrease Tenant’s rights.

26. Tenant’s requirements will be attended to only upon appropriate application to Landlord’s asset management office for the Project by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

27. No smoking shall be permitted in the Building. Tenant shall cause all employees, agents, contractors and representatives of Tenant to smoke in areas outside of the Building that may from time to time be designated as smoking areas by Landlord, and, if such areas are not so designated, then such persons shall in any event not smoke near the main entries of the Building. Tenant acknowledges (A) the reasonableness of such restrictions, (B) that such restrictions may or may not be convenient for Tenant’s employees, agents, contractors, or representatives, and (C) that such restrictions are for the benefit of Landlord and are not intended for the benefit of Tenant or any of Tenant’s employees, agents, contractors, or representatives.

28. Tenant shall comply with all crime prevention programs, hazardous materials disclosure and control programs, and water conservation programs in which Landlord is required to participate pursuant to applicable Laws.

29. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any other tenant of the Project.

30. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. In the event of any inconsistency between the terms and conditions of these Rules and Regulations and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.

EXHIBIT “G”

31. Landlord reserves the right to modify these Rules and Regulations and adopt such other reasonable and non-discriminatory rules and regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Project and for the preservation of good order in the Project provided such changes do not increase Tenant’s obligations or decrease Tenant’s rights. Tenant agrees to abide by all the Rules and Regulations stated herein and any additional rules and regulations which are adopted. To the extent Landlord’s consent for any item under these Rules and Regulations is requested, Landlord may grant or withhold its consent either (a) in its sole and absolute discretion if the request for consent affects any exterior portion of the Building, any structural components of the Building or the Common Areas, Landlord’s overall development plans for the Project, or would require any consents from any governmental agency, or (b) otherwise will not be unreasonably withheld in Landlord’s good faith business judgment.

32. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, contractors, clients, customers, invitees, guests and other users of the Premises.

33. Except for occasional visitors, Tenant shall not permit children within the Premises.

EXHIBIT “G”

EXHIBIT “H”

FORM OF COMMENCEMENT DATE MEMORANDUM

To:	Date : , 2008

Re: Multi-Tenant Industrial Lease dated ______________, 2008 (the “Lease”), between WARLAND INVESTMENTS COMPANY, a California limited partnership (“Landlord”) and METROPARK USA INC., a Delaware corporation (“Tenant”) concerning an approximately 52,755 square feet portion of 5750-5754 Grace Place, Commerce, California (the “Premises”)

In accordance with Section 2 of the Lease, we wish to confirm as follows:

1. Tenant has accepted possession of the Premises.

2. The Term commenced on                         , 2008 and will end on                         , 2013

3. In accordance with the Lease, Base Monthly Rent is _______________________ Dollars ($___________) and commenced to accrue on                         , 2008.

4. Rent is due and payable in advance on the first (1sr) day of every month during the Term of the Lease. Your rent checks should be made payable to “Warland Investments Company” at 1299 Ocean Avenue, Suite 300, Santa Monica, California 90401.

WARLAND INVESTMENTS COMPANY, a California limited partnership

By:
Carl W. Robertson,
Co-Managing Director

By:
John C. Law,
Co-Managing Director

Acknowledged and Agreed to by Tenant:

METROPARK USA INC., a Delaware corporation

By:

Its:

EXHIBIT “H”

EXHIBIT “I-1”

FORM OF NON-DISTURBANCE AGREEMENT

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Attn:

(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is entered into as of ___________, 20__, between Metropark USA Inc., a Delaware corporation (“Tenant”), WARLAND INVESTMENTS COMPANY (“Borrower”), 1299 Ocean Avenue, Suite 300, Santa Monica, California 90401 and ___________________ (“Lender”), whose address is ________________________________.

RECITALS:

A. Tenant is the lessee or successor to the lessee and Borrower is the lessor or successor to the lessor of a certain lease dated __________, 2008 (the “Lease”).

B. Lender has made, or will make, to Borrower a mortgage loan to be secured by a Mortgage, Deed to Secure a Debt, or Deed of Trust and Security Agreement from Borrower to Lender (the “Mortgage”) on the fee title and/or leasehold interest in the real estate, wherein the premises covered by the Lease are located, as described in Exhibit A attached hereto.

C. Borrower and Lender have executed, or will execute, an Absolute Assignment of Leases and Rents (the “Assignment”) pursuant to which the Lease is assigned to Lender.

D. Lender has required the execution of this Agreement by Borrower and Tenant as a condition to Lender making the requested mortgage loan or consenting to the Lease.

E. Tenant acknowledges as its consideration for entering into this Agreement that Tenant will benefit by entering into an agreement with Lender concerning their relationship in the event of foreclosure of the Mortgage by Lender.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lender to make the requested mortgage loan or consent to the Lease, Tenant, Borrower, and Lender hereby agree and covenant as follows:

1. Assignment of Rents. Borrower hereby acknowledges, confirms, and agrees that the Lease has been, or will be, assigned to Lender pursuant to the Assignment, and Lender acknowledges that the Assignment contains a license back to Borrower permitting Borrower to collect all rents, income, and other sums payable under the Lease.

EXHIBIT “I-1”

2. Revocation of License-Back. Upon revocation, pursuant to the Assignment, of the license back, Borrower acknowledges that all rents, income, and other sums payable under the Lease shall be paid to Lender.

3. Covenants for Benefit of Lender. Tenant and Borrower agree for the benefit of Lender that:

(a) Tenant shall not pay and Borrower shall not accept, any rent or additional rent more than one month advance except as may be specifically required in the Lease; and

(b) Tenant and Borrower will not enter into any agreement for the cancellation, surrender, amendment, or modification of the Lease without Lender’s prior written consent. Tenant will not terminate the Lease because of a default thereunder by Borrower unless Tenant shall have first given Lender notice and a reasonable opportunity to cure such default.

4. Subordination. Tenant and Lender hereby agree that the Lease is and shall at all times be subject and subordinate in all respects to the Mortgage and to all renewals, modifications, and extensions thereof, subject to the terms and conditions hereinafter set forth in this Agreement.

5. Non-Merger. Borrower, Tenant, and Lender agree that unless Lender shall otherwise consent in writing, the fee title to, or any leasehold interest in, the real estate and the leasehold estate created by the Lease shall not merge but shall remain separate and distinct, notwithstanding the union of said estates either in the Borrower or the Tenant or any third party by purchase, assignment, or otherwise.

6. Non-Disturbance and Attornment. If the interests of Borrower in the real estate are acquired by Lender by foreclosure, deed in lieu of foreclosure, or any other method or by any third party at any such foreclosure sale or through a deed in lieu of foreclosure (a “Foreclosure Purchaser”), then:

(a) If Tenant shall not then be in default in the payment of rent or other sums due under the Lease or be otherwise in material default under the Lease, Lender agrees that the Lease and the rights of Tenant thereunder shall continue in full force and effect and shall not be terminated or disturbed except in accordance with the terms of the Lease or this Agreement;

(b) Tenant agrees to attorn to Lender as its lessor; Tenant shall be bound under all of the terms, covenant, and conditions of the Lease for the balance of the term thereof remaining, including any renewal options which are exercised in accordance with the terms of the Lease;

(c) The interests so acquired shall not merge with any other interests of Lender in the real estate if such merger would result in the termination of the Lease; and

(d) If, notwithstanding any other provisions of this Agreement, the acquisition by Lender of the interest of Borrower in the real estate results, in whole or part, in the termination of the Lease, there shall be deemed to have been created a lease between Lender and Tenant on the same terms and conditions as the Lease for the remainder of the term of the Lease, with renewal options, if any.

The provisions of this paragraph shall be effective and self-operative immediately upon Lender succeeding to the interests of Borrower without the execution of any other instrument.

7. Liability of Lender as Landlord. If the interests of Borrower in the real estate are acquired by Lender by foreclosure, deed in lieu of foreclosure or any other method, Lender shall be bound to Tenant under all of the terms, covenants, and conditions of the Lease, and Tenant shall, from and after Lender’s acquisition of the interests of Borrower in the real estate, have the same remedies against Lender for the breach of the Lease that Tenant would have had under the Lease against Borrower if Lender had not succeeded to the interests of Borrower, provided, however, that Lender shall not be:

(a) Liable for any act or omission of any landlord (including Borrower) prior to the date of Lender’s acquisition of the interests of Borrower in the real estate, except for matters of a continuing nature (such as failure of maintenance and repair) provided such matters are reasonably susceptible to cure and then only to the extent and for so long as Lender’s ownership of the Property; or

EXHIBIT “I-1”

(b) Subject to any offsets or defenses which Tenant might have against any landlord (including Borrower) prior to the date of Lender’s acquisition of the interests of Borrower in the real estate; or

(c) Liable for the return of any security deposit under the Lease unless such security deposit shall have been actually deposited with Lender; or

(d) Liable to Tenant, whether before or after Lender acquires Borrower’s interest in the real estate, (i) under any indemnification provisions set forth in the Lease (including, without limitation, any environmental indemnification) or (ii) for any damages Tenant may suffer as a result of any representation set forth in the Lease, the breach of any warranty set forth in the Lease, or any act of, or failure to act by any party other than Lender and its agents, officers, and employees.

All references to “Lender” in sections 6 and 7, above, shall also refer to any Foreclosure Purchaser.

8. Miscellaneous. This Agreement may not be modified orally or in any other manner except by an agreement in writing signed by the parties hereto or their respective successors-in-interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors, and assigns. Upon recorded satisfaction of the Mortgage this Agreement shall become null and void and be of no further effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:	METROPARK USA INC., a Delaware corporation

By:
Its:

By:
Its:

BORROWER:	WARLAND INVESTMENTS COMPANY, a California limited partnership

By:
John C. Law, Co-Managing Director

By:
Carl W. Robertson, Co-Managing Director

LENDER:
a ___________________________________________________

By:
Its:

EXHIBIT “I-1”

EXHIBIT “I-2”

FORM OF NON-DISTURBANCE AGREEMENT

Record and return to:

[>Principal Life Insurance Company/>Principal Commercial Funding, LLC/>Principal Real Estate Investors, LLC/>U.S. BANK NATIONAL ASSOCIATION, a national banking association]>

801 Grand Avenue

Des Moines, IA 50392-1360

ATTN: >

NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the > day of >, 20>, by and between [>PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation/>PRINCIPAL COMMERCIAL FUNDING, LLC, a Delaware limited liability company/>U.S. BANK NATIONAL ASSOCIATION, a national banking association/>(list other client)]>, with an address for purposes of notice at c/o Principal Real Estate Investors, LLC, 801 Grand Avenue, Des Moines, Iowa 50392-1360 (hereinafter called “Lender”) and >, with its principal office at > (hereinafter called “Lessee”);

WITNESSETH:

WHEREAS, Lessee has by a written lease dated >, as amended by > (hereinafter called the “Lease”), leased from the landlord named in the Lease (hereinafter called “Lessor”), all or part of certain real estate and improvements thereon located at >, as more particularly described in Exhibit A attached hereto (the “Demised Premises”); and

[>WHEREAS, Lessor is encumbering the Demised Premises as security for a loan (the “Loan”) from Lender to Lessor (the “Mortgage”); and]>

[>WHEREAS, Lessor has previously encumbered the Demised Premises as security for a loan (the “Loan”) from Lender to Lessor in the form of a > (hereinafter called the “Mortgage”); and]>

WHEREAS, Lessee and Lender have agreed to the following with respect to their mutual rights and obligations pursuant to the Lease and the Mortgage;

EXHIBIT “I-2”

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by each party to the other and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

(1) In the event of any foreclosure of the Mortgage or any conveyance in lieu of foreclosure, provided that the Lessee shall not then be in default beyond any grace period under the Lease and that the Lease shall then be in full force and effect, then Lender shall neither terminate the Lease nor join Lessee in foreclosure proceedings, nor disturb Lessee’s possession, and the Lease shall continue in full force and effect as a direct lease between Lessee and Lender. Lender further agrees not to join Lessee in any foreclosure proceeding except to the extent necessary under applicable law, but such joinder shall not be in derogation of the rights of Lessee as set forth in this Agreement.

(2) After the receipt by Lessee of notice from Lender of any foreclosure of the Mortgage or any conveyance of the Demised Premises in lieu of foreclosure, Lessee will thereafter attorn to and recognize Lender or any purchaser at any foreclosure sale or otherwise as its substitute lessor on the terms and conditions set forth in the Lease.

(3) Lessee hereby agrees that if Lessee has the right to terminate the Lease or to claim a partial or total eviction, or to abate or reduce rent due to a Lessor default under the Lease, Lessee will not exercise such right until it has given written notice to Lender, and Lender has failed within thirty (30) days after both receipt of such notice and the date when it shall have become entitled to remedy the same, to commence to cure such default and thereafter diligently prosecute such cure to completion within ninety (90) days of Lender’s commencement to cure such default.

[>(4) Lessee agrees that if the Lease is terminated pursuant to the terms of the Lease, or otherwise, Lessee will remit any payments made in connection with such termination directly and immediately to Lender./>Intentionally Deleted.]>

[>Lessor hereby agrees that such payments shall be held by Lender [>in an interest bearing account]> as additional security for the Loan, and [>applied at Lender’s sole discretion/>the funds shall be governed by the terms of that certain Property Reserves Agreement between Lessor and Lender.]>

(5) This Agreement and its terms shall be governed by the laws of the state where the Demised Premises are located and shall be binding upon and inure to the benefit of Lender and Lessee and their respective successors and assigns, including, without limitation, any purchaser at any foreclosure sale or otherwise. This Agreement may not be modified orally or in any manner other than by an agreement, in writing, signed by the parties.

(6) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one agreement.

(Signatures on next page)

EXHIBIT “I-2”

IN WITNESS WHEREOF, this Agreement has been fully executed under seal on the day and year first above written.

>

>, Lessee

By
Name:
Title:

By
Name:
Title:

EXHIBIT “I-2”

EXHIBIT “J”

TENANT INSURANCE REQUIREMENTS

Tenant shall procure and maintain at all times, at Tenant’s own expense, during the term of this Lease, the insurance coverages and requirements specified below, insuring all operations related to the Lease.

The kinds and amounts of insurance are as follows:

(a) Workers’ Compensation and Employers Liability Insurance.

Workers’ Compensation and Employers Liability Insurance in accordance with the Laws of the State of California, or any other applicable jurisdiction, covering all employees and Employers’ Liability coverage with limits of not less than One Million Dollars ($1,000,000) each accident or illness including a Waiver of Subrogation in favor of the Landlord.

(b) Commercial Liability Insurance (Primary and Umbrella).

Commercial General Liability insurance or equivalent, with limits of not less than Five Million Dollars ($5,000,000) per occurrence, for Bodily Injury, personal injury and Property Damage Liability. Coverage extensions shall include the following: all premises and operations, including the Building, all common areas, products/completed operations, defense, cross liability or severability of interest, blanket contractual liability, Fire Legal Liability, Amendment of the Pollution exclusion to include Hostile Fire, Waiver of Subrogation in favor of landlord, an “additional insured-Manager or Lessors of Premises” endorsement (ISO CG 20 11). Coverage shall be on a primary and non-contributory basis, arising directly or indirectly with the lease.

(c) Commercial Automobile Insurance (Primary and Umbrella).

When any motor vehicles (owned, non-owned and hired) are used in connection with work to be performed, the Tenant shall provide Commercial Automobile Insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence, for bodily injury and property damage. Coverage extensions shall include a Waiver of Subrogation in favor of the landlord.

(d) All Risk Property Insurance.

All risk property insurance coverage shall be maintained by the Tenant for eighty percent (80%) of the full replacement cost (without a co-insurance penalty) to protect against loss, damage to or destruction of all Personal Property including Tenant’s Improvements and Alterations in or about the premises. All risk policy form to include the following: Sprinkler Leakage and Earthquake Sprinkler Leakage, Plate Glass (or Tenant may elect to self-insure plate glass), rental income in an amount not less than the base rent and estimated additional rent for common area charges payable for each lease year. Landlord shall be designed as a loss payee under such all risk property insurance coverage.

Tenant shall additionally comply, at Tenant’s sole cost and expense, with any and all insurance requirements no or in the future required by any lender.

EXHIBIT “J”

EXHIBIT “K”

INDEPENDENT CONTRACTOR INSURANCE REQUIREMENTS

Owner Name:	Warland Investments Company

Certificate Holder:	Warland Investments Company

Certificate should be sent to:	1299 Ocean Avenue, Suite 300 Santa Monica, California 90401

1. Insurance Carrier: All policies shall be maintained with insurance companies holding a General Policyholders Best’s Rating of “A-” or better and a Financial Rating of “XI” or better.

2. General Liability Insurance:

A. Commercial General Liability Insurance with a combined single limit of not less than Two Million Dollars ($2,000,000), (combined primary and excess-umbrella) for bodily injury and property damage; and

B. Comprehensive Automobile Liability Insurance (covering owned vehicles, leased vehicles, and all other vehicles) with a combined single limit of not less than One Million Dollars ($1,000,000) which shall include bodily injury and property damage.

3. Workers’ Compensation and Employers Liability: Statutory Workers Compensation Insurance in accordance with law with a Waiver of Subrogation, and Employer’s Liability Insurance with a minimum coverage of One Million Dollars ($1,000,000);

4. Landlord and Manager are Specifically Named as an Additional Insured: An Additional Insured Endorsement should be attached to Certificate of Insurance listing Warland Investments Company as additional insured.

Each of the policies of insurance required to be carried pursuant to the terms of this paragraph shall contain:

(i) a clause requiring written notice to be delivered to Manager by the insurer not less than thirty (30) days prior to any cancellation of such policy of insurance, in whole or in part, or a reduction as to coverage or amount thereunder,

(ii) the condition that such insurance is primary and any liability insurance maintained by Manager or any other additional insured is excess and non-contributory, and

(iii) Severability of Interest and Cross Liability clauses.

EXHIBIT “L”

EXHIBIT “L”

SATELLITE EQUIPMENT RULES AND REGULATIONS

These Roof Satellite Equipment Rules and Regulations (“Rules”) are incorporated into and made a part of that certain Multi-Tenant Industrial Lease, dated April 9, 2008, (the “Lease”) between Warland Investments Company (“Landlord”) and Metropark USA, Inc., a Delaware corporation (“Tenant”). Subject to Section 12 of the Lease (Alterations), Tenant shall have the right to install and maintain one (1) small satellite dish and related cabling and equipment (collectively, the “Satellite Equipment”) for the purposes servicing the Premises on the roof of the Building, subject to the following terms and conditions:

(a) Any and all Satellite Equipment desired by Tenant shall be ordered, installed, maintained, repaired, utilized, and, upon Lease expiration or earlier termination, removed at the sole expense and liability of Tenant, and Landlord shall bear no such cost or liability in connection therewith. Tenant shall be solely responsible for any and all damage to any portion of the Building (including, without limitation, damage to the Building roof and/or voidance of any roof warranty) in connection with the installation, use, maintenance, repair, and/or removal of the Satellite Equipment, and any costs incurred by Landlord in connection therewith shall be paid by Tenant to Landlord as additional rent.

(b) Installation of the Satellite Equipment shall be considered a structural Alteration pursuant to Section 12 of the Lease. Such installation and any repairs or modifications of the Satellite Equipment shall be under the supervision of Landlord’s roofing consultant and roofing contractor (collectively, the “Roofing Service Providers”), and Tenant shall be responsible for all costs and fees incurred in connection therewith, which shall be paid as additional rent under the Lease. Tenant shall provide Landlord and the Roofing Service Providers with complete plans and specifications for the proposed Satellite Equipment and its installation (the “Equipment Plans”). Landlord’s prior written approval shall be required of the Equipment Plans, including for the size, weight, design, and method of installation (and such installation shall be performed in accordance with all requirements and criteria imposed by the Roofing Consultant). Adequate screening of the Satellite Equipment, as determined by Landlord, shall be required. Installation shall be in strict accordance with the approved Equipment Plans. The Satellite Equipment shall be located, installed, and operated so as to not interfere with the operation of any other communications or other equipment now or hereafter located on the roof, in the Building, or in or on other buildings in the vicinity of the Project. Notwithstanding the foregoing, any and all supervision and the review and approval of the Equipment Plans by Landlord shall only be to protect Landlord’s interests in the Project and as an accommodation to Tenant, and under no circumstances shall Landlord assume any liability or obligations in connection therewith.

(c) Prior to commencement of any such work affecting the Satellite Equipment (whether initial installation or any ensuing maintenance or repair), (i) Tenant shall have complied with all requirements of preceding paragraph (b), (ii) Tenant’s contractors shall supply Landlord with such written indemnities, insurance certificates (meeting the insurance requirements of the Lease), financial statements, and/or such other items as Landlord determines in its discretion to be necessary to protect its financial interests and the interests of the Project, (iii) all persons entering upon the Project for such purpose and all persons requiring roof access shall agree to abide by any and all Project rules and regulations, building and other codes, job site rules and such other requirements as are determined by Landlord. Upon completion of installation, Tenant shall cause its contractors to deliver to Landlord reasonably detailed approved plans marked to show final changes for the Satellite Equipment. Although, with the prior permission of Landlord’s property manager and subject to the terms of these Rules, Tenant shall have the right to access the Building electrical room, Tenant shall have no right to retain keys to the Building electrical room.

(d) Landlord shall have no responsibility for any interruption in the services of the Satellite Equipment, and, to the extent any such service is interrupted (including, without limitation, as a result of Landlord’s maintenance or repair of the Building or the Project), curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto, and it shall be the sole obligation of Tenant at its expense to obtain substitute service. Tenant hereby waives any and all Claims against Landlord based upon any such interruption in service, including any Claims based in whole or in part on Landlord’s active or passive negligence.

EXHIBIT “L”

(e) Landlord shall have the right upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Term, to require Tenant to (i) remove the Satellite Equipment or (ii) if removal would, in Landlord’s sole and absolute determination, damage the roof of the Building, abandon and leave the Satellite Equipment in place, without additional payment to Tenant or credit against rent. In the event Landlord requires removal of the Satellite Equipment, (1) Landlord shall have the right to require such removal to be supervised by the Roofing Service Providers with the cost and fees to be borne by Tenant, and (2) Tenant shall, at Tenant’s sole cost, repair any damage to the Building, including the roof, and repaint any affected areas of the building caused by such removal to the satisfaction of Landlord and the Roofing Service Providers.

(f) These Rules shall be considered a part of Tenant’s obligations to be performed under the Lease, and a default by Tenant under these Rules shall be considered to be a default under the Lease. If Landlord is required to bring any action against Tenant arising from or in connection with Tenant’s failure to comply with these Rules, Tenant shall pay Landlord, as additional rent, any and all attorneys’ fees and court costs incurred by Landlord as a result of bringing such action.

EXHIBIT “L”

EXHIBIT “M”

PERMITTED TRANSFERS

This Exhibit is attached to and made a part of that certain Mutli-Tenant Industrial Lease (the “Lease”), dated April 9, 2008, between Warland Investments Company, a California limited partnership (“Landlord”) and Metropark USA, Inc., a Delaware corporation (“Tenant”) for the premises known as an approximately 52,755 square feet portion of 5750-5754 Grace Place, Commerce, California (the “Premises”). Defined or initially capitalized terms used in this Rider shall have the same meaning as in the Lease. The provisions of this Rider shall supersede any inconsistent provisions of the Lease to the extent of the inconsistency.

Pursuant to Section 17 of the Lease, Tenant may, without the prior written consent of Landlord (but with prior written notice and substantiating documents as required by Section 17), at any time assign this Lease or sublet the Premises to any of the following (each, a “Tenant Affiliate”):

(a) any parent, subsidiary or affiliate or related corporation or entity,

(b) any corporation resulting from a consolidation or merger of Tenant into or with any other entity where the surviving corporation assumes by laws all obligations of Tenant under this Lease as a matter of law, or

(c) to a corporation or other entity which has acquired more than fifty percent (50%) of each class of outstanding voting capital stock of Tenant or substantially all of Tenant’s physical assets.

With respect to any such permitted sublease or assignment (a “Permitted Transfer”) under this Exhibit each of the following shall apply as a condition precedent to the effectiveness of such a Permitted Transfer, except that clause (v) shall, under the circumstances set forth below, constitute a condition subsequent to the effectiveness of such Permitted Transfer:

(i) The Premises may only be used for the use permitted under this Lease;

(ii) Except for a Permitted Transfer described in clause (b), above, the assignee or subtenant (each a “Transferee”) shall execute a written assumption of the obligations of Tenant pursuant to this Lease in form and substance reasonably satisfactory to Landlord and to any Lender, and deliver a copy of such executed assumption to Landlord and such Lender;

(iii) Except for a Permitted Transfer described in clause (a), above, the Transferee or survivor shall have an unconsolidated, tangible net worth equal to the Net Worth of Tenant as represented in Tenant’s February 2008 audited financial statements prepared by Ernst & Young;

(iv) Except for a Permitted Transfer described in clause (b), above where Tenant is not the surviving entity (and, in which event, the Transferee surviving entity shall assume full direct liability hereunder), Tenant shall not be released from any of its obligations pursuant to this Lease; and

(v) At least thirty (30) days prior to the effective date of the Permitted Transfer, Tenant shall deliver to Lender and Landlord a written notice of the Permitted Transfer identifying the Transferee, the effective date of the Permitted Transfer, the facts which bring such Permitted Transfer within the scope of this Exhibit and any changes in the address for notices and billings to Tenant pursuant to this Lease. If prior disclosure of the proposed Permitted Transfer is prohibited by applicable law, then such notice shall be provided no later than ten (10) days after the effective date of the Permitted Transfer.

EXHIBIT “M”

As used herein, a “parent” of Tenant shall be any person or entity which owns a majority of the outstanding voting stock or profit and loss interests of Tenant, a “subsidiary” of Tenant shall be any entity as to which Tenant owns a majority of the outstanding voting stock or profit and loss interests of such entity, and an “affiliate” or related corporation or entity” of Tenant means a person or entity, corporation or otherwise, that through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant. As used herein, the word “control” means the right and power to direct or cause the direction of the management of policies of the person or entity, corporation or otherwise, through ownership or voting securities (including shareholder agreements)

EXHIBIT “M”